Exhibit 10.14
SUBLEASE
     This Sublease (“Sublease”) is dated as of the 9th day of December, 2005 (“Effective Date”) by and between FRANCE TELECOM LONG DISTANCE USA, LLC, a Delaware limited liability company (“Sublandlord”), and K12 Inc., a Delaware corporation (“Subtenant”).
RECITALS:
     R-l. TST WOODLAND FUNDING I, L.L.C., a Delaware limited liability company (“Original Landlord”), as landlord and Sublandlord, as tenant, entered into that certain Deed of Lease dated as of October 1, 2002 (“Prime Lease”) for premises containing approximately 55,504 square feet of rentable space (“Premises”) located on the fifth (5th) and sixth (6th) floors of the office building known as 2300 Corporate Park Drive, Woodland Park, Herndon, Virginia 20171 (“Building”). A true and correct copy (except for certain financial information which has been redacted) of the Prime Lease is attached hereto as EXHIBIT A.
     R-2. ACP/2300 CORPORATE PARK DRIVE, LLC is the successor-in-interest to the Original Landlord (“Prime Landlord”).
     R-3. Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, that certain space containing approximately 27,752 rentable square feet and located on the fifth (5th) floor of the Building, as more particularly described herein, upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:
     1. Recitals. The foregoing recitals are true and correct and are incorporated herein.
     2. Integration. The terms in this Sublease shall have the meanings subscribed to them in the Prime Lease except as otherwise provided herein.
     3. Subleased Premises. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord that certain space located on the fifth (5th) floor of the Building containing approximately twenty-seven thousand seven hundred fifty-two (27,752) rentable square feet of space (“Subleased Premises”), as more particularly identified on EXHIBIT B attached hereto and made a part hereof.
     4. Term. The term (“Term”) of this Sublease shall commence on January 15, 2006 (“Commencement Date”) and shall expire on September 29, 2009 (“Expiration Date”); provided, however, that notwithstanding anything to the contrary in this Sublease, if Sublandlord fails, for any reason other than the acts or omissions of either Subtenant or the Prime Landlord (including without limitation the Prime Landlord’s failure to timely consent to this Sublease) or the agents or employees of Subtenant or Prime Landlord, to provide possession of the Subleased Premises within thirty (30) days of the Commencement Date, the Rent Commencement Date (as hereinafter defined) will be extended for each day of delay beyond such date and provided further that if Sublandlord fails to provide possession of the Subleased Premises on or before February 2, 2006 (subject to the exceptions set forth above), then Subtenant shall have the right to terminate this Sublease by written notice delivered to Sublandlord on or before February 7, 2006, upon which the parties shall have no further obligations to each other under this Sublease.
     5. Condition, Acceptance and Use of Subleased Premises.
          (a) Upon the Commencement Date, Subtenant shall accept the Subleased Premises in their existing condition and state of repair WHERE-IS, AS-IS; provided, however, that such condition and state of repair shall be substantially and materially similar to the Subleased Premises’ condition and state of repair as of the date of final walkthrough prior to execution. Other than as may be contained in the Prime Lease or in this Sublease, Subtenant acknowledges that no representations, statements or warranties, express or implied, have been made by or on behalf of the Sublandlord in respect to the condition of the Premises, compliance with any laws, ordinances, statutes, or regulations, including, but not limited to, the Americans with Disabilities Act of 1991, 42 USC § 1201 et seq. and all regulations applicable thereto promulgated as of the date hereof (collectively “ADA”), or the use or occupation that may be made thereof, and that Sublandlord shall in no event whatsoever be liable for any latent defects in the Subleased Premises or in the equipment therein. Sublandlord shall use reasonable efforts to enforce the provisions of the Prime Lease with regard to Prime Landlord’s obligations to provide services to the Subleased Premises and common areas of the Building to the extent required of the Prime Landlord under the Prime Lease, but subject to all terms, conditions and limitations of the Prime Lease. Unless such failure is a result of Sublandlord’s default under the Prime Lease, or Sublandlord’s gross negligence or willful misconduct, Sublandlord shall in no event whatsoever be liable to Subtenant for the failure by Prime Landlord to keep and perform, according to the terms of the Prime Lease, Prime Landlord’s duties, covenants, agreements, obligations, restrictions, conditions and provisions, nor for any delay or interruption in Prime Landlord’s keeping and performing the same.
          (b) Acceptance of the Subleased Premises by Subtenant shall be construed as recognition that the Subleased Premises are in a satisfactory state of repair and in sanitary condition. Unless such failure is a result of Sublandlord’s default under the Prime Lease, or its gross negligence or willful misconduct, Sublandlord shall not be liable for any losses or damages incurred by Subtenant due to the failure of operation of the heating, cooling or other utility equipment or due to the necessity of repair of same.
          (c) The Subleased Premises shall be used or occupied by Subtenant solely for the Permitted Uses as defined in Section 3.1 of the Prime Lease and shall not be used for any other purpose. Subtenant shall not use or occupy the Subleased Premises for any unlawful purpose.

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          (d) Subtenant warrants that Subleased Premises at the Expiration Date, or upon other termination of the Sublease hereunder, shall be in the same condition as when Subtenant took possession, reasonable wear and tear excepted.
          (e) Subject to the terms and conditions of the Prime Lease, Subtenant shall have access to the Subleased Premises twenty-four (24) hours per each day of the year. Sublandlord shall provide one hundred (100) of its electronic access cards for the Subleased Premises and shall instruct the Prime Landlord to reprogram the electric access system such that only the foregoing 100 cards shall provide access to the Subleased Premises (except with respect to the Prime Landlord and Sublandlord as permitted and limited by this Sublease), or pay the costs associated with obtaining such cards if such cards provide access to the Premises in excess of the Subleased Premises.
     6. Rent.
          (a) Subtenant covenants and agrees to pay Sublandlord as minimum rent (“Minimum Rent”) for the Subleased Premises without notice or demand, and without set-off, deduction or abatement, the amount of Twenty Four Dollars and Fifty Cents ($24.50) per annum per rentable square foot of the Subleased Premises. Minimum Rent shall be paid in equal monthly installments, in advance, on the Rent Commencement Date and thereafter on the first (1st) day of each and every successive month thereafter of the Term of this Sublease. If the Rent Commencement Date does not occur on the first day of a calendar month, Subtenant shall pay a prorated monthly installment on the Rent Commencement Date for the period from the Rent Commencement Date to the first day of the next calendar month.
          (b) Commencing on the first anniversary of the Rent Commencement Date, and on each annual anniversary thereafter of the Term, Minimum Rent shall be increased by four percent (4.0%), as set forth on EXHIBIT C attached hereto and made a part hereof. If the Rent Commencement Date does not occur on the first day of a calendar month, the increase in Minimum Rent shall be effective on the first day of the first full calendar month after each annual anniversary of the Rent Commencement Date.
          (c) Subtenant shall commence the payment of Minimum Rent on May 1, 2006 (“Rent Commencement Date”). Notwithstanding the foregoing, Subtenant shall tender payment of the first full monthly installment of Minimum Rent upon Subtenant’s execution of the Sublease.
          (d) Minimum Rent includes all Operating Expenses and Taxes contemplated under the Prime Lease and Sublandlord hereby acknowledges and agrees that Subtenant shall not be responsible for any other costs not specifically and expressly provided for herein, including but not limited to costs or charges for Building or common area maintenance, utilities or taxes. However, except as otherwise expressly provided in this Sublease, Subtenant shall pay any other additional costs or expenses incurred under the Prime Lease related to the Sublease Premises or Subtenant’s occupancy thereof (including, without limitation, the cost of all overtime HVAC, energy and other services costs provided to Subtenant and/or the Sublease Premises and not included in Operating

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Expenses or Taxes. Unless such costs and expenses can be paid directly to Prime Landlord, Subtenant shall reimburse Sublandlord for such other amounts within ten (10) business days of receipt of an invoice (attaching the charges of the Prime Landlord) from Sublandlord therefor. For the purposes of this Sublease and all of Subtenant’s obligations hereunder, Minimum Rent and any other sums due to Sublandlord from Subtenant under this Sublease shall together constitute “Rent.”
          (e) All Rent payable pursuant to this Sublease shall be payable to Sublandlord at the address set forth for notices to Sublandlord in Section 17 below or at such other place as Sublandlord may from time to time designate in writing.
     7. Assumption of Obligations; Exclusion.
          (a) Subtenant agrees to assume and perform, according to the terms of the Prime Lease, all of the duties, covenants, agreements and obligations of Sublandlord under the Prime Lease, as and when required by the Prime Lease, with respect to the Subleased Premises, except Sublandlord’s duty to make rent payments to Prime Landlord. Subtenant further agrees to keep and obey, according to the terms of the Prime Lease, all of the rules, restrictions, conditions and provisions which pertain to the Subleased Premises, and are imposed by the terms of the Prime Lease upon Sublandlord with respect to the Subleased Premises or upon the use of the Subleased Premises. Subtenant agrees that it will take good care of the Subleased Premises, and will not knowingly commit waste, and will not do, suffer, or permit to be done any injury to the same. It is hereby understood and agreed that Subtenant’s rights to use, possess and enjoy the Subleased Premises are subject to the terms, conditions, rules and regulations of the Prime Lease and the rights and remedies of Prime Landlord thereunder. Any failure by Subtenant to perform, keep and obey the same and a failure to cure within the applicable cure period on notice from the Prime Landlord or Sublandlord shall be a default by Subtenant hereunder.
          (b) To the extent applicable to the Subleased Premises only, Sublandlord hereby transfers and subleases and Subtenant agrees to assume all of the rights, duties, obligations and privileges granted to Sublandlord under the Prime Lease with regard to nonexclusive parking rights at the ratio of 3.98 parking spaces per 1,000 rentable square feet of the Subleased Premises and as otherwise described in Section 3.2 of the Prime Lease, provided that Subtenant shall have no right to any reserved parking spaces. The parties hereto recognize and agree that Sublandlord is expressly retaining and is not transferring or subleasing, and Subtenant shall have no right whatsoever to exercise any or all of Sublandlord’s: (i) rights pursuant to EXHIBITS A-3, C, F and I of the Prime Lease, or (ii) any and all termination rights, right of first offer, renewal options or expansion rights granted by Prime Landlord to Sublandlord pursuant to the terms of the Prime Lease or otherwise, and Sublandlord expressly retains all such rights and privileges; provided, however, that Sublandlord shall immediately surrender the Subleased Premises to the Prime Landlord, to the extent Sublandlord has the legal right to effect such surrender to the Prime Landlord, on (y) the termination of this Sublease or the Prime Lease prior to the expiration of this Sublease for reasons other than Subtenant’s default under this Sublease, and (z) on the expiration of this Sublease. With regard to EXHIBITS G, H

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and I, the parties hereto recognize and agree that Sublandlord is expressly retaining and is not transferring or subleasing, and Subtenant shall have no right whatsoever to exercise fifty percent (50%) of Sublandlord’s rights pursuant to EXHIBITS G and H, but Subtenant shall be entitled to exercise such rights pursuant to EXHIBITS G and H on the remaining fifty percent (50%) thereof.
     8. Title and Possession. Sublandlord covenants, agrees and represents that (a) it has full right and authority to enter into this Sublease for the full Term hereof, that to the best of Sublandlord’s knowledge after reasonable inquiry and investigation, Sublandlord is not in default under the Prime Lease (and to the best of Sublandlord’s knowledge, after reasonable inquiry and investigation there exists no event which would constitute an Event of Default under the Prime Lease but for the giving of any required notice and passage of any applicable grace or cure period), (b) the person or persons executing this Sublease for Sublandlord are fully authorized to so act and no other action is required to bind Sublandlord to this Sublease; (c) Sublandlord has the right and power to execute and deliver this Sublease and to perform its obligations hereunder, subject only to the Prime Landlord’s consent thereto and (d) this Sublease constitutes the legal, valid and binding agreement of Sublandlord and is enforceable in accordance with its terms and that Subtenant, subject to the provisions of the Prime Lease and upon paying the rents and other sums provided herein and upon performing the duties, covenants, agreements and obligations hereof and upon keeping and obeying all of the restrictions, conditions and provisions hereof, will have, hold and enjoy quiet possession of the Subleased Premises, free from claims of persons claiming by or through Sublandlord for the Term herein granted but subject to all of the duties, covenants, agreements, obligations, restrictions, conditions and provisions set forth or incorporated herein. Sublandlord, as of the Effective Date, has not received written notice of any mechanic’s liens charged against the Premises. During the Term of this Sublease, the Sublandlord agrees not to amend or modify the Prime Lease in such a manner as to increase Subtenant’s obligations under this Sublease or adversely impact Subtenant’s rights under this Sublease without prior written notice to and reasonable approval by Subtenant. During the Term of this Sublease, Sublandlord shall not voluntarily terminate the Prime Lease with respect to the Subleased Premises, nor will Sublandlord knowingly act or knowingly fail to act in such a manner as to cause the termination of the Prime Lease. Notwithstanding the foregoing, if the Prime Lease is terminated for any reason whatsoever during the Term, this Sublease shall terminate simultaneously therewith.

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     9. Insurance. Subtenant agrees, during the Term hereof, to carry and maintain insurance of such types and in such amounts as required under Section 11.1 of the Prime Lease, with a company reasonably satisfactory to Sublandlord, insuring Subtenant, with Sublandlord and Prime Landlord as additional insureds, against any liability with respect to property damage or events occurring on or about the Subleased Premises or arising out of the use and occupancy thereof by the Subtenant. The policy or policies maintained by Subtenant shall be issued by a company licensed to do business in Virginia, and prior to the Commencement Date, Subtenant shall deliver to Sublandlord a certificate evidencing Subtenant’s compliance with the provisions hereof. Said policy or policies shall contain a provision requiring the insurer to give Sublandlord and Prime Landlord thirty (30) days’ written notice before canceling or terminating the policy for any reason, including expiration of the policy period and a provision naming Sublandlord as a loss payee under the policy. Subtenant agrees to indemnify, protect, defend and hold Sublandlord and Prime Landlord harmless against any and all claims, suits, actions, liabilities, actual costs and expenses, including reasonable attorneys’ fees, arising out of a third party claim for injury or death to persons or damage to property (including specifically, Furniture listed below in EXHIBIT D and Specialty Equipment listed below in EXHIBIT E) to the extent resulting from any act or omission of Subtenant, its employees, agents or contractors during the Term hereof.
     10. Sublandlord’s Liability. Except as specifically provided herein, Sublandlord shall have no responsibility whatsoever with respect to the Subleased Premises, the condition thereof or Subtenant’s property situated therein, except for loss, injury or damage caused by Sublandlord’s gross negligence or willful misconduct. Unless such failure is a result of Sublandlord’s default under the Prime Lease, Sublandlord shall not be liable for the failure by Prime Landlord to keep and perform, according to the terms of the Prime Lease, Prime Landlord’s duties, covenants, agreements, obligations, restrictions, conditions and provisions, nor for any delay or interruption in Prime Landlord’s keeping and performing the same. Sublandlord hereby assigns to Subtenant, for so long as this Sublease shall be in force and effect, any and all rights of Sublandlord under the Prime Lease with respect to the Subleased Premises and causes of action which Sublandlord may have against Prime Landlord with respect to the Subleased Premises due to default by Prime Landlord under the Prime Lease, excluding however (i) those provisions of the Prime Lease set forth in subsection 7(b) hereof in which certain rights under the Prime Lease are retained by Sublandlord, and (ii) any right of self help or rent abatement. Sublandlord agrees to cooperate with and, if requested by Subtenant, join Subtenant in any claims or suits brought by Subtenant against Prime Landlord under the Prime Lease, provided that such participation shall be without unreasonable cost or expense to Sublandlord and shall in no event exceed Five Hundred Dollars ($500.00). No allowances for moving, plans or tenant improvements are provided to Subtenant.
     11. Sublease and Assignment.
          (a) Subtenant shall not assign this Sublease or further sublease all or any portion of the Subleased Premises without first providing thirty (30) days’ prior written notice to the Sublandlord, subject, however, to all the terms and conditions of the Prime Lease. This Sublease shall not be assigned by operation of law. Subtenant shall not pledge its interest hereunder, or allow liens to be placed on such interest, or suffer this Sublease or any portion

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thereof to be attached or taken upon execution. Any attempt to sell, assign or sublet without compliance with the Prime Lease shall be deemed a default by Subtenant.
          (b) Sublandlord shall have the right to terminate this Sublease upon a proposed assignment or subletting of this Sublease to the extent the Prime Lease is so terminated by the Prime Landlord. Sublandlord may exercise such right to terminate by giving notice to Subtenant at any time within thirty (30) days after the date on which Subtenant has furnished to Sublandlord all of the items required under Section 13.3 of the Prime Lease. If Sublandlord exercises such right to terminate, Sublandlord shall be entitled to recover possession of, and Subtenant shall surrender the Subleased Premises on the effective date of the proposed assignment or subletting.
          (c) In the event Sublandlord does not terminate the Prime Lease and this Sublease under Subsection 11(b) hereof, the following shall apply: (i) Subtenant shall remain fully liable for the performance of all of Subtenant’s obligations hereunder jointly and severally with any assignee or subtenant; and (ii) Subtenant shall pay to Sublandlord fifty percent (50%) of all rent and other consideration (less all reasonable out of pocket costs and expenses actually paid by Subtenant in connection with consummating such transfer, including without limitation brokerage commissions, attorney’s fees, construction and improvements costs) as and when received by Subtenant in connection with such assignment or subletting to the extent due to Prime Landlord under the Prime Lease; and (iii) Subtenant shall pay to Sublandlord all third party attorneys’ or other out-of-pocket fees and expenses incurred by Sublandlord in connection with Sublandlord’s review of any proposed assignment or sublease; provided that such fees and expenses shall not exceed in each instance the lesser of: (i) Four Thousand Dollars ($4,000.00); and (ii) the amount payable by Sublandlord to the Prime Landlord plus One Thousand Dollars ($1,000.00).
          (d) Notwithstanding anything to the contrary contained herein, Sublandlord shall have the unconditional right to assign this Sublease and/or the Prime Lease to any Affiliate (as such term is defined in the Prime Lease); provided that the original Sublandlord remains liable under this Sublease and the assignment is made in accordance with the terms of the Prime Lease or otherwise with Prime Landlord’s consent.
     12. Damage, Destruction or Condemnation. In the event of damage or destruction of the Subleased Premises or the taking of all or any part thereof under the power of eminent domain, this Sublease shall terminate only if the Prime Lease is terminated as a result thereof, and the rent payable hereunder shall abate only as long as and to the extent that the rent due from Sublandlord to Prime Landlord under the Prime Lease with respect to the Subleased Premises abates as a result thereof. Subtenant shall have no claim to insurance or condemnation proceeds (other than moving expenses or a taking of or damage to Subtenant’s fixtures or personal property other than its leasehold interest in the Subleased Premises and then only to the extent the same does not diminish any award payable to Prime Landlord).
     13. Release and Waiver of Sburogation. Sublandlord and Subtenant each hereby releases all causes of action and rights of recovery against each other and their respective agents,

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officers and employees for any loss, regardless of cause or origin, to the extent of any recovery to either party from any policy(s) of insurance carried or required to be carried hereunder. Sublandlord and Subtenant agree that any policies presently existing or obtained on or after the date hereof (including renewals of present policies) shall include a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder.
     14. Alterations, Improvement.
          (a) No alterations, additions or improvements in or upon the Subleased Premises shall be made by Subtenant without the prior written consent by Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and the consent of Prime Landlord. Subtenant shall comply with the provisions of Article 5 of the Prime Lease with respect to any such alterations, additions or improvements. All alterations, additions and improvements shall be made in accordance with applicable building codes and laws.
          (b) If Subtenant requests that Sublandlord approve of any such proposed additions, alterations or improvements in or upon the Subleased Premises and the same are acceptable to Sublandlord within ten (10) business days of receipt of such request, Sublandlord shall send such request and accompanying documentation to the Prime Landlord; provided, however, that if such proposed additions, alterations or improvements are unacceptable to Sublandlord, within ten (10) business days of receipt of such request, written notice of the reasons for such determination shall be provided to Subtenant with reasonably sufficient detail provided so that Subtenant, if possible, could remedy such objections and resubmit the request. Upon the expiration of the Term hereof, all such alterations, additions and improvements shall be and remain part of the Subleased Premises and shall not be removed by Subtenant unless such removal is required or permitted by Prime Landlord, in which case Subtenant shall remove the same and restore the Subleased Premises to the same condition in which they were on the Commencement Date, reasonable wear and tear excepted. If Subtenant shall fail to remove the same and restore the Subleased Premises, then Sublandlord may, but shall not be obligated to, do so at the expense of Subtenant. Personal property, business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Subtenant shall be and remain the property of Subtenant and may be removed by Subtenant at any time during the Term hereof. Subtenant shall repair any damage caused by such removal. Subtenant covenants and agrees to indemnify, protect and defend Sublandlord against, and hold Sublandlord harmless from, all liens, whether for labor or materials arising as the result of alterations, additions, repairs or improvements to the Subleased Premises made by Subtenant during the Term.
     15. Furniture/Existing Infrastructure/Data Center & Equipment
          (a) Sublandlord and Subtenant acknowledge that certain furniture described on the attached EXHIBIT D (the “Furniture”) is currently located in the Subleased Premises. Subtenant shall have the right to use the Furniture without charge throughout the Term, provided that (i) Subtenant shall maintain the Furniture in the condition that the Furniture is in on the Commencement Date (normal wear and tear excepted); (ii) if necessary to return the Furniture to

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its Commencement Date condition, Subtenant shall repair the Furniture at Subtenant’s expense, and (iii) at no time shall the Subtenant remove any Furniture during the Term. Sublandlord represents and warrants that, to the best of Sublandlord’s knowledge after reasonable inquiry and investigation, as of the Effective Date, the Furniture is free and clear of any liens or other interests which could impede transfer of the Furniture and/or title to the Furniture to Subtenant pursuant to this Sublease. Unless there is an earlier termination of the Sublease not caused by the Sublandlord, upon the Expiration Date, Sublandlord shall transfer title of the Furniture for the sum of One Dollar ($1.00) and such transfer shall be free and clear of any liens or other interests which could impede transfer of the Furniture.
          (b) Subject to the terms and conditions of the Prime Lease, which shall not be amended or modified from October 1, 2002 without written notice to and reasonable approval by Subtenant, Subtenant shall have the right, with Prime Landlord’s consent pursuant to the Prime Lease, to connect certain equipment into the Prime Landlord’s emergency power generator and uninterrupted power supply systems (“Emergency Power System”), provided, however, that Subtenant’s maximum usage of the Emergency Power System shall not exceed 72.03% of its total capacity. Subtenant shall pay directly to the Prime Landlord all costs and expenses related to the Subtenant’s actual usage of the Emergency Power System. In the event that Subtenant is not permitted to pay such costs directly, then Sublandlord shall pay the costs and expenses of the Emergency Power System and the Subtenant shall promptly reimburse the Sublandlord for Sublandlord’s actual costs incurred with respect to the Subleased Premises; provided that Sublandlord submits reasonable supporting documentation regarding such costs. In addition, upon the Commencement Date, Subtenant shall agree to assume all of the Sublandlord’s responsibilities, obligations, and liabilities under the Prime Lease related to the Emergency Power System; provided that, the parties acknowledge and agree that any contracts, agreements or other understandings between Sublandlord and a third party concerning the Emergency Power System (the “EPS Contracts”) shall be terminated as of the Commencement Date and replaced with such contracts or agreement for regular maintenance and repair of the Emergency Power System as are reasonably acceptable to Sublandlord, and Subtenant shall have no rights or obligations with regard to the EPS Contracts. Within ten (10) business days of the Effective Date (and thereafter as may be reasonably requested by Subtenant), Sublandlord shall provide Subtenant with access to all records related to the maintenance and operations of the Emergency Power System, but Sublandlord does not, and shall not, make any warranty or representation of any type related to the Emergency Power System. Subtenant shall assume all of the aforementioned costs as of the Commencement Date.
          (c) Sublandlord and Subtenant acknowledge that certain equipment described on the attached EXHIBIT E (the “Specialty Equipment”) is currently located in the Subleased Premises. Subtenant accepts all Specialty Equipment WHERE-IS, AS-IS and Sublandlord makes no representation as to the operating quality of the Specialty Equipment or the suitability of the Specialty Equipment with regard to the Subtenant’s operations and requirements or otherwise; provided, however, that as of the Effective Date, Sublandlord represents and warrants that to the best of Sublandlord’s knowledge after reasonable inquiry and investigation, the Specialty Equipment is free and clear of any liens or other interests which could impede transfer of the Specialty Equipment. Within ten (10) business days of the Effective Date (and thereafter

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as may be reasonably requested by Subtenant in writing), Sublandlord shall provide Subtenant with all available information and records related to the Specialty Equipment. From the Commencement Date and all times thereafter during the Term, Subtenant will, at its sole cost and expense adopt a formal maintenance and repair program for the Specialty Equipment, which shall include the engagement at all times of a reputable maintenance and repair contractor experienced in working with equipment that this the same or substantially similar to the Specialty Equipment, and such program and contractor shall be reasonably acceptable to Sublandlord. The parties acknowledge and agree that any contracts, agreements or other understandings between Sublandlord and a third party concerning the Specialty Equipment (the “SE Contracts”) shall be terminated as of the Commencement Date and Subtenant shall have no rights or obligations with regard to the SE Contracts. In the event that the Subtenant is not permitted to pay any or all of the costs associated with the Specialty Equipment directly to the Prime Landlord or other provider, then the Sublandlord shall pay all costs and expenses and Subtenant shall within thirty (30) days reimburse the Sublandlord for the actual costs incurred; provided that Sublandlord submits reasonable supporting documentation regarding such costs. Subtenant shall not, without the Sublandlord’s prior written approval, remove or replace any of the Specialty Equipment during the term of this Sublease. Unless there is an earlier termination of the Sublease not caused by the Sublandlord, upon the Expiration Date, the Specialty Equipment shall convey to the Subtenant for one dollar ($1.00) and such transfer shall be free and clear of any liens or other interests which could impede transfer of the Specialty Equipment.
          (d) To the best of Sublandlord’s knowledge, the Premises as constructed were designed by Gensler Design and were properly permitted within Fairfax County, Virginia and Sublandlord has not received written notice of any violation or alleged violation of the Americans with Disabilities Act with respect to the Premises.
     16. Default. Subtenant shall be considered to be in default of this Sublease to the extent that Subtenant fails to abide by the terms or conditions of this Sublease and/or the Prime Lease, with Subtenant being afforded the same rights as to notice of default and curing of default, if any, as those provided to Sublandlord in Article 15 of the Prime Lease. Furthermore, if any default under the Prime Lease shall occur with respect to Subtenant or the performance by Subtenant of any of its covenants and obligations under this Sublease, then and in any of said cases, Subtenant shall be deemed in default, and Sublandlord shall have the following rights and remedies against Subtenant (in addition to all other rights and remedies provided by law or in equity): (i) to terminate this Sublease, (ii) to cure or attempt to cure the default, whereupon Subtenant shall upon demand reimburse Sublandlord for all costs thus expended together with interest thereon at the lesser rate (the “Interest Rate”) of the highest rate permitted by law or twelve percent (12%) per annum, (iii) to sue for Subtenant’s performance, whereupon, if Sublandlord is the prevailing party in such suit in a court of competent jurisdiction, Subtenant shall upon demand reimburse Sublandlord for all costs thus expended together with interest thereon at the Interest Rate; (iv) to exercise all remedies set forth in the Prime Lease as if Sublandlord were the Prime Landlord and Subtenant were the Tenant thereunder, or (v) to re-enter and take possession of the Subleased Premises, and to remove any property therein, without liability for damage to, and without the obligation to store such property but may store same at Subtenant’s reasonable expense. In the event of such re-entry, Sublandlord may, but shall not be

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obligated to, relet the Subleased Premises, or any part thereof, from time to time, in the name of Sublandlord or Subtenant, without further notice, for such term or terms, on such conditions and for such uses and purposes as Sublandlord, in its sole discretion, may determine, and Sublandlord may collect and receive all rents derived therefrom and apply the same, after deduction of all appropriate expenses (including broker’s, consultant’s and attorney’s fees, if incurred, and the expenses of putting the property in leasable condition), to the payment of the Rent and other sums payable hereunder, Subtenant remaining liable for any deficiency. Sublandlord shall not be responsible or liable for any failure to relet the Subleased Premises or any part thereof, or for failure to collect any rent connected therewith. The exercise by Sublandlord of any remedy shall not preclude the subsequent or simultaneous exercise of any other remedy. No delay in exercising any remedy shall be deemed a waiver thereof. In addition, any payment not made when due shall bear interest until paid at the Interest Rate.
     17. Notices. Any notice or communication required or permitted to be given or served by either party hereto upon the other shall be deemed given or served in accordance with the provisions of this Sublease when mailed in a sealed wrapper by United States registered or certified mail, return receipt requested, or delivered to a nationally recognized overnight courier, postage prepaid, properly addressed as follows:

If to Sublandlord:	France Telecom Long Distance USA, LLC
Building 3
2355 Dulles Corner Boulevard
Herndon, VA 20171
Attn: VP Corporate Affairs

With a copy to:
France Telecom North America, LLC
1717 K Street, NW, Suite 507
Washington, DC 20036-5346
Attn: General Counsel

If to Subtenant:	At the Subleased Premises
Attn: Howard Polsky, Esq.

With a copy to:
Kelley Drye & Warren LLP
8000 Towers Crescent Drive, Suite 1200,
Vienna, VA 22182
Attn: Joseph B. Hoffman
Each mailed notice or communication shall be deemed to have been given to, or served upon, the party to which addressed on the date the same is deposited in the United States registered or certified mail, postage prepaid or delivered for overnight delivery to such courier, properly addressed in the manner above provided. Any party hereto may change its address for the

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service of notice hereunder by serving written notice hereunder upon the other party hereto, in the manner specified above, at least ten (10) days prior to the effective date of such change.
     18. Surrender of Subleased Premises. Upon an early termination of this Sublease, Subtenant shall quit and surrender possession of the Subleased Premises to Sublandlord in as good order and condition as the same are now or hereafter may be improved by Prime Landlord or Subtenant, reasonable wear and tear and repairs which are Prime Landlord’s obligation excepted, and shall, without expense to Sublandlord, remove or cause to be removed from the Subleased Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitioning and other articles of personal property owned by Subtenant or installed or placed by Subtenant at its expense in the Subleased Premises, and all similar articles of any other persons claiming under Subtenant, and Subtenant shall repair all damage to the Subleased Premises resulting from such removal. If, as a result of a default by Subtenant under this Sublease or any action taken by the Prime Landlord pursuant to the Prime Lease, Sublandlord or Prime Landlord re-enters or re-takes possession of the Subleased Premises prior to the normal expiration of this Sublease, Sublandlord or Prime Landlord shall have the right, but not the obligation, to remove from the Subleased Premises all personal property located therein belonging to Subtenant, and either party may discard such debris, rubbish and personal property or place such personal property in storage in a public warehouse, all at the reasonable expense and risk of Subtenant.
     19. Termination of Prime Lease. It is understood and agreed by and between the parties hereto that the existence of this Sublease is dependent and conditioned upon the continued existence of the Prime Lease and this Sublease shall automatically terminate on the termination, cancellation or expiration of the Prime Lease.
     20. Waiver. No provision of this Sublease shall be deemed to have been waived unless such waiver is in writing signed by the party charged with such waiver. A waiver by Sublandlord of any default, breach or failure of Subtenant under this Sublease shall not be construed as a waiver of any subsequent or different default, breach or failure.
     21. Holding Over. If Subtenant or anyone claiming under Subtenant holds over after the early termination of the Term hereof without the express written consent of Sublandlord, Subtenant shall become a tenant at sufferance only, at one hundred fifty percent (150%) of the rental rate per square foot in effect under the Prime Lease upon such date, or such greater amount payable to Prime Landlord as a result of such holdover, including any holdover costs for the Subleased Premises and/or Premises as described in the Prime Lease, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Sublandlord of Rent after such termination shall not constitute a consent to a holdover hereunder or result in a renewal. The foregoing provisions of this section are in addition to and do not affect or diminish Sublandlord’s right of reentry or any other rights of Sublandlord hereunder or as otherwise provided by law and Subtenant shall be liable to Sublandlord for any holding over after the early termination of the Term hereof.

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     22. Successors and Assigns. All of the terms, covenants, provisions and conditions of this Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and on the successors and assigns of Subtenant but only to the extent herein specified.
     23. Captions. The captions herein are for convenience only and are not a part of this Sublease.
     24. Interest. Subtenant shall pay to Sublandlord interest on all sums of whatever nature to be paid by Subtenant to Sublandlord hereunder from the time said sum shall become due and payable until the same is paid at the Interest Rate.
     25. Relationship of Parties. This Sublease does not and shall not create the relationship of principal and agent, or of partnership, or of joint venture, or of any other association between Sublandlord and Subtenant, except that of sublandlord and subtenant.
     26. Brokerage. Sublandlord and Subtenant each represents to the other that no real estate brokers or agents are involved in this Sublease, except (i) Spaulding & Slye Colliers, and (ii) The Staubach Company — Northeast, Inc., both of which shall be compensated by Sublandlord pursuant to a separate agreement. Sublandlord and Subtenant each shall indemnify and hold the other harmless from any breach by it of this representation.
     27. Security Deposit.
          (a) Upon Subtenant’s execution of this Sublease, Subtenant shall deliver to Sublandlord a letter of credit equal to the sum of One Hundred Ninety Five Thousand Dollars ($195,000.00) (the “Security Deposit”), which Security Deposit shall be in the form of an unconditional, irrevocable and transferable letter of credit (hereinafter the “Letter of Credit”) issued for the account of Sublandlord by a bank reasonably acceptable to Sublandlord, in form and substance reasonably satisfactory to Sublandlord and shall comply with all requirements set forth in Section 27(b) below. The Security Deposit shall be held by Sublandlord as security for the performance of Subtenant’s obligations and covenants under this Sublease. Subtenant acknowledges and agrees that the Security Deposit is not an advance rental deposit or a measure of Sublandlord’s damages in case Subtenant fails to faithfully uphold and perform the terms and obligations of this Sublease and the Prime Lease. If Subtenant fails to so uphold and perform the terms and conditions of this Sublease or the Prime Lease (after expiration of the applicable notice and cure periods of this Sublease or the Prime Lease, as applicable), or if upon an early termination of this Sublease Subtenant fails to surrender the Subleased Premises in the condition required by this Sublease, Sublandlord shall have the right (but not the obligation), and without prejudice to any other remedy which Sublandlord may have on account thereof, to apply all or any portion of the Security Deposit to cure such default or to remedy the condition of the Subleased Premises. If Sublandlord so applies the Security Deposit or any portion thereof before the Expiration Date or earlier termination of this Sublease, Subtenant shall increase the Security Deposit, upon demand, by the amount necessary to restore the Security Deposit to its original amount. Any remaining balance of the Security Deposit shall be returned to Subtenant at such

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time after the Expiration Date that all of Subtenant’s obligations under this Sublease have been fulfilled, but in no event later than forty-five (45) days following the Expiration Date. Sublandlord shall conduct a “Post Termination Inspection” of the Subleased Premises within fifteen (15) days after the termination of this Sublease.
          (b) The Letter of Credit shall designate an address in Fairfax County, Virginia for presentment. The Letter of Credit shall permit Sublandlord or its duly authorized representative (1) to draw thereon up to the full amount of the credit evidenced thereby upon presentation of the Letter of Credit in a sight draft in the amount to be drawn, together with Sublandlord’s written statement that it is entitled to draw thereon pursuant to the terms of this Sublease, and (2) to draw the full amount thereof to be held as the Security Deposit pursuant to this Section 27 if Sublandlord receives notice form the bank or Subtenant that (i) the Letter of Credit is not being renewed, or (ii) that the Letter of Credit may no longer be presented for payment in Fairfax County, Virginia and, in either case, Subtenant has not delivered to Sublandlord a replacement cash security deposit or Letter of Credit which is presentable in Fairfax County, Virginia by thirty (30) days prior to the expiration date of the Letter of Credit, or the date when presentment may no longer be made in Fairfax County, Virginia, as the case may be, any which replacement Letter of Credit shall comply with the terms of this Section 27. The Letter of Credit shall provide that the bank shall give Sublandlord at least sixty (60) days prior written notice (by means of a receipted delivery) that the Letter of Credit is not being renewed or that the place of presentment is being changed from the address set forth in the Letter of Credit. The term of the Letter of Credit, as the same may be extended, shall not expire prior to the date which is sixty (60) days after the Sublease Term. The Letter of Credit shall be fully transferable by Sublandlord and its successors and assigns. If Sublandlord presents the Letter of Credit for payment, the proceeds of the Letter of Credit shall become the Security Deposit hereunder and shall be held, applied and returned by Sublandlord in accordance with the terms provided in this Paragraph 27. Subtenant shall pay all expenses, points or fees incurred by it in obtaining the Letter of Credit.
          (c) Provided that Subtenant does not default under this Sublease or the Prime Lease, beyond any applicable grace or cure period, during the first two (2) years of the Term of this Sublease, then upon the third annual anniversary of the Rent Commencement Date, the security deposit shall be reduced to Eighty Thousand Two Hundred Dollars ($80,200.00), where it shall remain through the expiration or termination of the Sublease.
     28. Approval of Parties. Notwithstanding the foregoing, this Sublease is contingent upon the approval of Prime Landlord. Sublandlord shall use commercially reasonable efforts to obtain such consent in writing within the twenty (20) day period following the execution of this Sublease by Sublandlord and Subtenant.
     29. Severability. In the event any part of this Sublease is held to be unenforceable or invalid, for any reason, the balance of this Sublease shall not be affected and shall remain in full force and effect during the term of this Sublease.

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     30. Costs of Suit/Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this Sublease, the prevailing party shall be entitled to recover from the other party the fees of its attorneys in such action or proceeding in such amount as the court may judge to be reasonable for such attorneys’ fees.
     31. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Remainder intentionally left blank]

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          IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

WITNESS:	SUBLANDLORD:

FRANCE TELECOM LONG DISTANCE USA,
LLC, a Delaware limited liability company

/s/ Heather Logan	By:	/s/ M. Sorensen	[SEAL]

Name: Heather Logan	Name:	M. Sorensen
	Title:	VP Corporate Affairs.
[Subtenant’s signature follows]

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WITNESS/ATTEST:	SUBTENANT:

K12 INC,
a Delaware corporation

/s/ Howard Polsky	By:	/s/ John Baule	[SEAL]

Name: Howard Polsky	Name:	John Baule
	Title:	CFO

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LIST OF EXHIBITS:

EXHIBIT A:	PRIME LEASE
EXHIBIT B:	SUBLEASED PREMISES
EXHIBIT C:	RENT TABLE
EXHIBIT D:	FURNITURE LIST
EXHIBIT E:	SPECIALTY EQUIPMENT LIST

EXHIBIT A
PRIME LEASE
[Attached]

DEED OF LEASE
TST WOODLAND FUNDING I, L.L.C.,
a Delaware limited liability company,
Landlord
and
FRANCE TELECOM LONG DISTANCE USA LLC,
a Delaware limited liability company
Tenant
South Pointe II
2300 Corporate Park Drive
Suite 600
Woodland Park
Herndon, Virginia 20171
October 1, 2002

- i -

- ii -

- iii -

EXHIBITS

Exhibit A	Floor Plan
Exhibit A-1	Real Property Description
Exhibit A-2	Reserved Parking Spaces
Exhibit A-3	NOC Facilities
Exhibit B	Definitions
Exhibit C	Work Letter
Exhibit D	Cleaning Specifications
Exhibit E	Rules and Regulations
Exhibit F	Existing Furnishings
Exhibit G	Antenna
Exhibit H	Signage
Exhibit I	Generator
Exhibit J	Rooftop HVAC
Exhibit K	Design Standards
Exhibit L	Conduit Connection

- iv -

DEED OF LEASE
     This Deed of Lease (the “Lease”) is made as of the 1st day of October, 2002 (“Effective Date”), between TST WOODLAND FUNDING I, L.L.C., a Delaware limited liability company (“Landlord”), and FRANCE TELECOM LONG DISTANCE USA LLC, a Delaware limited liability company (“Tenant”).
     Landlord and Tenant hereby agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

PREMISES	The entire rentable area of the 5th and 6th floors of the Building, as more particularly shown on Exhibit A.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 2300 Corporate Park Drive, Woodland Park, Herndon, Virginia 20171 (commonly known as South Pointe II).

REAL PROPERTY	The Building, the Common Areas and the real property upon which the Building and the Common Areas stand, as more fully described in Exhibit A-l.

COMMENCEMENT DATE	October 1, 2002.

RENT COMMENCEMENT DATE	October 1, 2002.

EXPIRATION DATE	September 30, 2009.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and general offices and normal office-related ancillary uses permitted under the Requirements (e.g., an employee-only cafeteria or an employee-only work-out facility (to the extent so permitted)), subject to the Prohibited Uses.

BASE YEAR	Calendar year 2002.

TENANT’S PROPORTIONATE SHARE	34.77%

AGREED AREA OF BUILDING	159,633 rentable square feet, as mutually agreed by Landlord and Tenant.

AGREED AREA OF PREMISES	55,504 rentable square feet, as mutually agreed by Landlord and Tenant.
FIXED RENT

	Fixed Rent per
	rentable square
	foot of the	Fixed Rent	Monthly
Lease Year	Premises	Per Annum	Fixed Rent
1	$25.50	$1,415,352.00	$117,946.00
2	$26.27	$1,458,090.08	$121,507.51
3	$27.05	$1,501,383.20	$125,115.27
4	$27.86	$1,546,341.44	$128,861.79
5	$28.70	$1,592,964.80	$132,747.07
6	$29.56	$1,640,698.24	$136,724.85
7 through Expiration Date	$30.45	$1,690,096.80	$140,841.40
Lease Year means each period of 12 successive months commencing on the Commencement Date or any anniversary thereof, except that (i) with respect to the first Lease Year, (x) Base Rent shall commence on the Rent Commencement Date and, (y) if the Commencement Date is a day other than the first day of a month, the first Lease Year will end on the last day of the month in which the first anniversary of the Commencement Date occurs, and (ii) the last Lease Year of the Term might contain fewer than 12 months if the period between the expiration of the then preceding Lease Year and the Expiration Date contains fewer than 12 months.

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) 2% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable law.

SECURITY DEPOSIT	$700,000

TENANT’S ADDRESS FOR NOTICES	Until Tenant commences business operations from the Premises:

France Telecom Long Distance USA LLC
South Pointe II
2300 Corporate Park Drive, Suite 600
Woodland Park
Herndon, Virginia 20171
Attn: Vice President of Corporate Affairs

with a copy to:	France Telecom North America
1717 K Street, N.W., Suite 507
Washington, D.C. 20036
Attn: General Counsel

and:	Watt, Tieder, Hoffar & Fitzgerald, L.L.P.
7929 Westpark Drive, Suite 400
McLean, Virginia 22102
Attn: John G. Lavoie, Esquire

LANDLORD’S ADDRESS FOR NOTICES	TST Woodland Funding I, L.L.C.
c/o Tishman Speyer Properties, L.P.
520 Madison Avenue, Sixth Floor
New York, New York 10022
Attn: Chief Financial Officer

Copies to:

TST Woodland Funding I, L.L.C.
c/o Tishman Speyer Properties, L.P.
8270 Greensboro Drive, Suite 810
McLean, Virginia 22102
Attn: James A. Evans

and:

Tishman Speyer Properties, L.P.
520 Madison Avenue, Sixth Floor
New York, New York 10022
Attn: General Counsel

MORTGAGEE’S ADDRESS FOR NOTICES UNDER ARTICLE 13:	Deutsche Bank Trust Company Americas 31 West 52nd Street New York, New York 10019 Attention: Craig Friedman

With a copy to:

Deutsche Bank Trust Company Americas
31 West 52nd Street
New York, New York 10019
Attention: Amy Sinensky

TENANT’S BROKER	Spaulding & Slye, LLC.

LANDLORD’S AGENT	Tishman Speyer Properties, L.P. or any other person designated at any time and from time to time by Landlord as Landlord’s Agent and their successors and assigns.

LANDLORD’S CONTRIBUTION	Six Hundred Five Thousand Twenty-Three and 76/100 Dollars ($605,023.76).
Other capitalized terms used in this Lease without definition are defined in Exhibit B.
ARTICLE 2
PREMISES, TERM, RENT
     Section 2.1 Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant, its employees, invitees, licensees and other visitors the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas.
     Landlord represents and warrants to Tenant that: (i) Landlord is duly organized, and in good standing under the laws of the state of its formation as set forth in the initial paragraph of this Lease, (ii) Landlord has all necessary power and authority to lease the Premises to Tenant and to perform its obligations under this Lease, (iii) Landlord has taken all actions required for

Landlord’s due execution and delivery of this Lease, and (iv) this Lease constitutes Landlord’s valid and binding obligation, enforceable in accordance with its terms.
     Section 2.2 Commencement Date. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant. Tenant acknowledges that prior to the date hereof, Landlord has delivered possession of the Premises to Tenant. The Term of this Lease shall commence on the Commencement Date and, unless sooner terminated or extended as hereinafter provided, shall end on the Expiration Date. Landlord agrees that Tenant shall have no liability under this Lease for any breach by Global One Communications, LLC (“Global”) of its obligations under Global’s Deed of Lease.
     Section 2.3 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds or by check drawn upon a bank reasonably acceptable to Landlord, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term (as the same may be extended), commencing on the Rent Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease.
     Section 2.4 First Month’s Rent. On the Rent Commencement Date, Tenant shall pay Fixed Rent for the period from the Rent Commencement Date through the last day of the month in which the Rent Commencement Date falls.
ARTICLE 3
USE AND OCCUPANCY
     Section 3.1 Permitted Uses. Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises. Landlord represents that the Real Property is currently zoned I-4 under the Zoning Ordinance and Regulations for Fairfax County, Virginia.
     Section 3.2 Parking Facilities. Tenant shall have the right to use 3.98 parking spaces per 1,000 rentable square feet in the Premises for no additional Rent (except for Additional Rent payable in accordance with Article 7 below) during the Term (as the same may be extended). Parking spaces shall be provided on an unreserved basis in common with other Building tenants. Notwithstanding the foregoing, Tenant acknowledges that Landlord may temporarily relocate, or specifically designate the location of, Tenant’s parking spaces from time to time as a result of emergencies or repair and maintenance work. Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the parking structure and surface lots, and shall at all times abide by all reasonable rules and regulations promulgated by Landlord, (or any parking operator selected by Landlord) governing the use of the parking structure and surface lots. It is understood and agreed that Landlord does not assume any responsibility for any damage or loss to any automobiles parked in the parking structure or surface lots or to any personal property located therein, or for any injury sustained by any person in or about the parking structure or surface lots. Landlord shall use commercially reasonable efforts to provide Tenant with 5 days prior written notice of any repair and maintenance work to be performed to the parking facilities if Landlord anticipates that such work will materially and adversely affect Tenant’s parking rights. If Landlord renders the parking areas for the Building and/or Tenant’s parking space allocation unusable, Landlord shall use commercially reasonable efforts to promptly provide comparable substitute parking for Tenant. Landlord agrees that 5 of Tenant’s parking spaces will be marked as “Reserved for France Telecom” or a similar statement (the “Reserved Spaces”) as shown on Exhibit A-2 — Reserved Parking Spaces. Tenant shall have the right to use the Reserveds Spaces for no additional rental throughout the Term and any extensions thereof.
ARTICLE 4
CONDITION OF THE PREMISES
     Section 4.1 Condition. Tenant accepts the Premises in “AS IS” condition as of the date of delivery of possession to Tenant, without any warranty or representation, express or implied, by or on behalf of Landlord as to the condition or usability thereof. Except as otherwise expressly provided in this Lease to the contrary, Landlord shall have no obligation to provide Tenant with any leasehold improvement allowance, painting allowance, build-out allowance, contribution or other inducement therefor, except as expressly set forth in this Lease to the contrary. Except as otherwise expressly provided in this Lease to the contrary, Landlord shall have no obligation to make, or have made, any demolition, alteration, addition, repair, replacement or improvement in or to the Premises, including, without limitation, to perform any Landlord work to make the Premises ready for occupancy. Tenant acknowledges that as of the Commencement Date the Premises contains certain furniture, fixtures and equipment, including, without Limitation, the furniture described on Exhibit F — Existing Furnishings to this Lease (the “Existing Furnishings”). On or before December 31, 2002, Landlord and Tenant shall prepare an inventory of the Existing Furnishings, and to the extent necessary, substitute a revised Exhibit F — Existing Furnishings to this Lease. Landlord represents that the Existing Furnishings comprise a portion of the personal property described in that certain Warranty Bill of Sale, dated May 3, 2002, from Winstar Communications, LLC (“Winstar”) to Landlord. Tenant shall have the right to use the Existing Furnishings without charge throughout the Term, provided that (i) Tenant shall maintain the Existing Furnishings in the condition that the Existing Furnishings are in on the Commencement Date (normal wear and tear excepted) and Tenant shall repair the Existing Furnishings at Tenant’s expense, (ii) the Existing Furnishing shall at all times remain Landlord’s property and shall be during the Term (subject to the following paragraph), (iii) at no time shall Tenant remove any of the Existing Furnishings from the Premises (subject to the following paragraph), and (iv) Tenant shall be surrender the Existing Furnishings to Landlord upon the expiration or sooner termination of this Lease in good order and repair, reasonable wear and tear excepted. Tenant shall have a one-time right to require Landlord to remove some or all of the Existing Furniture from the Premises. If Tenant elects to exercise such right, Tenant shall give Landlord written notice of such election within the 6 month period following the Rent

Commencement Date. Promptly after receipt of such notice, Landlord and Tenant will schedule a date and time and make all other necessary arrangements for Landlord’s removal of the designated Existing Furniture. Within 30 days after receipt of an invoice therefor, Tenant will reimburse Landlord for Landlord’s out-of-pocket expenses incurred in connection with Landlord’s removal of the designated Existing Furniture including, without limitation, moving company and electrician charges. Landlord’s out-of-pocket expenses will not include any storage charges for the designated Existing Furniture. Once the designated Existing Furniture has been removed, such Existing Furniture will no longer be considered part of the Existing Furniture and neither Tenant nor any party claiming by, through or under Tenant shall have any interest in or claim upon such Existing Furniture.
     Notwithstanding the foregoing, provided no Event of Default then exists, promptly after the expiration of the 3rd Lease Year, Tenant shall pay $10.00 to Landlord for the Existing Furnishings and Landlord shall transfer Landlord’s title to the Existing Furnishings to Tenant by bill of sale. Following conveyance of the Existing Furnishings, the restrictions concerning Tenant’s use of the Existing furnishings set forth in this Section shall no longer apply. Tenant shall pay the sales tax (if any) due upon such transfer of the Existing Furnishings to Tenant.
ARTICLE 5
ALTERATIONS
     Section 5.1 Tenant’s Alterations.
          (a) Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”) (other than decorative Alterations such as painting, wall coverings and floor coverings (collectively, “Decorative Alterations”)) without Landlord’s prior written consent. Landlord shall not unreasonably withhold its consent for normal and customary alterations typically made by office tenants in Comparable Buildings, provided that (i) such Alterations are non-structural, do not affect any Building Systems and do not tie into the backup generator, supplemental cooling unit or uninterruptible power supply serving the Building, (ii) [Intentionally Omitted], (iii) such Alterations affect only the Premises and are not visible from outside of the Premises, (iv) such Alterations do not invalidate or violate the non-residential use permit issued for the Building or the Premises, (v) such Alterations do not violate any Requirement, and (vi) prior to the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant’s expense, remove any such Alterations. Notwithstanding the foregoing, at the time Tenant requests Landlord’s consent for any such Alteration, Tenant may, by written notice to Landlord, request Landlord’s written decision as to whether Landlord shall require Tenant to remove such Alteration at the end of the Term, which decision shall be irrevocable and shall be promptly given. Subject to the provisions of Section 5.3, Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any such Alterations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s actual cost of repairing and restoring such damage.
          (b) Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Decorative Alterations), and with respect to any

Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System, whose current name, address and contact information has been previously provided to Tenant, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds, and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations). Tenant shall give Landlord not less than 5 Business Days’ notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration.
          (c) Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may reasonably accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.
          (d) Tenant Improvements. Landlord and Tenant agree the provisions of this Article 5 shall not apply to the construction and installation of the Tenant Improvements. Reference is hereby made to the provisions of Exhibit C - Work Letter concerning the construction and installation of the Tenant Improvements.
     Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the Plans, and by contractors reasonably approved by Landlord, and (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations reasonably prescribed by Landlord including, without limitation, the Construction Rules and Regulations attached as Exhibit C-3 to this Lease. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord.
     Section 5.3 Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or prior to the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant’s expense, remove any Specialty Alteration and close up any slab penetrations in the Premises. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Alterations or Tenant’s Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s actual out-of-pocket cost of repairing and restoring such damage. Any

Specialty Alterations or Tenant’s Property not so removed by the Expiration Date shall be deemed abandoned and Landlord may remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. All other Alterations shall become Landlord’s property upon termination of this Lease.
     Any provision of this Lease to the contrary notwithstanding, upon the expiration or earlier termination of this Lease, Tenant shall not be required to remove the Tenant Improvements (including, without limitation, the Rooftop HVAC Units) shown on the *space plan attached as Exhibit C-l to Exhibit C-Work Letter.
     Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within 20 days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.
     Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.
     Section 5.6 Tenant’s Costs. If Landlord and Tenant agree in writing that Landlord will perform any Alterations, Tenant shall pay promptly to Landlord, within 30 days after Landlord’s written demand an administrative fee in an amount equal to 2% of the total cost of such Alterations performed by Landlord. The foregoing fee shall be inclusive of costs incurred in connection with (a) Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations.
     Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any out-of-pocket costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours designated by Landlord.
     Section 5.8 Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Except as otherwise expressly provided in this Lease to the contrary, Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If, after completion of the any Alterations made by or on behalf of Tenant, require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, Tenant shall, subject to the terms of this Lease, pay all costs and expenses reasonably incurred by Landlord in connection with such alterations or improvements.
     Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 80 pounds per square foot “live load”. Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.
ARTICLE 6
REPAIRS
     Section 6.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building Systems, and (ii) the Common Areas, in conformance with this Lease and standards applicable to Comparable Buildings.
     Section 6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (including any supplemental HVAC (other than as set forth in Section 6.4(b) to the contrary with respect to the Supplemental HVAC Units), specialty lighting or Specialty Alteration) (collectively ‘Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage for which Tenant is not responsible and subject to the terms and provisions of Articles 11 and 12 with respect to casualties and condemnations, respectively. All damage to the Building or to any portion thereof, or to any Tenant Fixtures requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.
     Section 6.3 Restorative Work. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord deems reasonably necessary or desirable, and in compliance with this Lease, and to take all material into the Premises required for the performance of such Restorative Work provided that (a) the square footage of the Premises shall not be permanently decreased, (b) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work) and (c) access to the Premises is not materially interfered with. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such

Restorative Work. Any provision of this Lease to the contrary notwithstanding, if such Restorative Work continues for more than 3 consecutive Business Days and shall render any portion of the Premises unusable for the normal conduct of Tenant’s business, and if Tenant in fact does not use or occupy such portion of the Premises during such Restorative Work, then the Fixed Rent and Tenant’s payment of Operating Expenses and Taxes payable hereunder with respect to such portion of the Premises which Tenant does not occupy shall be abated retroactively to the 1st Business Day of such Restorative Work and shall continue until the earlier of (i) such portion of the Premises is substantially restored, or (ii) Tenant recommencing occupancy of such portion of the Premises. Except as set forth in the immediately preceding sentence, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work. Except in the case of a bonafide emergency, Landlord shall use commercially reasonable efforts to provide Tenant with 5 days prior notice of the date on which Landlord intends to commence performance of any Restorative Work that Landlord anticipates will materially and adversely affect Tenant’s use of the Premises.
     Notwithstanding the foregoing, except in the case of a bonafide emergency, Landlord shall not be permitted to perform any Restorative Work that directly, materially and adversely impacts Tenant’s Network Operation Center (the “NOC Facilities”) without Tenant’s prior written consent, which consent shall not to be unreasonably withheld, conditioned or delayed. The NOC Facilities are shown on Exhibit A-3 – NOC Facilities. If Landlord desires to perform Restorative Work within the NOC Facilities, Landlord and Tenant shall reasonably cooperate with each other so that Landlord can promptly perform such Restorative Work and Landlord shall comply with Tenant’s reasonable requests with respect to the performance of such Restorative Work including, without limitation, methodology, timing and materials. All Restorative Work within the NOC Facilities shall be completed by contractors reasonably acceptable to Tenant and on an escorted basis only.
     Section 6.4 Supplemental HVAC System.
          (a) (i) At any time during the Term, Tenant shall have the right to elect to use the supplemental HVAC units and the equipment related thereto located at the Premises on the date of this Lease (collectively, the “Supplemental HVAC Units”).
     Prior to using any Supplemental HVAC Units, Tenant shall provide Landlord with all equipment plans and specifications relating to the loads that would be imposed upon the Supplemental HVAC System (hereinafter defined) (the “Supplemental HVAC Plans”). Landlord shall have the right to deny Tenant use of the Supplemental HVAC Units if Landlord reasonably determines the Supplemental HVAC System will not be adequate to meet Tenant’s demand when used in conjunction with the Base Building HVAC system and Tenant’s Rooftop HVAC Units; provided, however, if Landlord has approved Tenant’s use of the Supplemental HVAC Units, Landlord will not have the right to thereafter revoke such approval.

     Following Landlord’s receipt of the Supplemental HVAC Plans, Landlord shall provide written notice approving the Supplemental HVAC Plans or notice in reasonable detail of Landlord’s reasonable disapproval of such Supplemental HVAC Plans (“Landlord’s Supplemental HVAC Plan Response”). If Landlord has not delivered to Tenant Landlord’s Supplemental HVAC Plan Response within 7 days after Landlord’s receipt of the Supplemental HVAC Plans, Tenant shall send a second notice which must state “SECOND AND FINAL REQUEST” at the top of the notice (the “Second HVAC Notice”). If Landlord has not delivered to Tenant Landlord’s Supplemental HVAC Plan Response within 7 days after Landlord receives the Second HVAC Notice, Landlord shall be deemed to have approved the Supplemental HVAC Plans.
     If Landlord approves of Tenant’s use of the Supplemental HVAC Units, Landlord’s engineer or contractor will activate Tenant’s use of the Supplemental HVAC Units. The minimum period for which Tenant can elect to use a Supplemental HVAC Unit is 30 days and Tenant shall provide Landlord with at least 30 days prior written notice if Tenant elects at any time to discontinue using any Supplemental HVAC Unit.
               (ii) If Tenant does not use the Supplemental HVAC System, Landlord shall have the right to lock-off the Supplemental HVAC Units at Landlord’s expense.
          (b) (i) Except with respect to emergency repairs, Landlord will maintain, repair and make any capital repairs or replacements of the Supplemental HVAC Units.
               (ii) If any Supplemental HVAC Units require emergency repairs, Tenant shall send Landlord prompt written or telephonic notice of such emergency and Tenant shall make arrangements for such repairs directly with Landlord’s Supplemental HVAC Unit contractor. Landlord will provide Tenant with written notice from time to time of the name and telephone number of Landlord’s Supplemental HVAC Unit contractor.
               (iii) Landlord will maintain, repair and make any capital repairs or replacements to any equipment relating to the operation of the Supplemental HVAC Units that is not located at the Premises, which shall include the cooling tower(s) located on the roof of the Building that generally serve(s) the supplemental HVAC units presently located in the Building (collectively, the “Supplemental Common Equipment”). The Supplemental HVAC Units and the Supplemental Common Equipment are together called the “Supplemental HVAC System.”
          (c) Beginning on the date on which Tenant commences to use the Supplemental HVAC System and continuing thereafter during the Term for so long as Tenant has elected to use any Supplemental HVAC Unit:
               (i) Tenant shall pay all out-of-pocket third-party costs incurred by Landlord and/or Tenant during the Term in connection with the ordinary maintenance and emergency and non-emergency repairs and replacements to the Supplemental HVAC Units (whether for parts, labor, warranty coverage or otherwise) (the “Supplemental Maintenance Costs”). If Tenant directly incurs any Supplemental Maintenance Costs, Tenant shall pay such Supplemental Maintenance Costs as and when due and owing to the applicable Supplemental HVAC Unit service provider.

               (ii) Tenant shall pay Tenant’s Supplemental Share of all out-of-pocket third-party costs incurred by Landlord in connection with the ordinary maintenance and emergency and non-emergency repairs and replacements of the Supplemental Common Equipment (whether for parts, labor, warranty coverage or otherwise) (the “Supplemental Common Costs”). “Tenant’s Supplemental Share” means a fraction, the numerator of which shall be the tonnage rating of the Supplemental HVAC Units in the Premises and the denominator of which shall be the tonnage rating of all supplemental HVAC units in the Building (exclusive of any such units that are owned by a tenant of the Building) that any tenant of the Building from time to time elects to use.
               (iii) In addition to Tenant’s of Supplemental Maintenance Costs and Tenant’s Supplemental Share of Supplemental Common Costs, Tenant shall pay to Landlord the monthly electricity charge for the Supplemental HVAC System as reasonably established from time to time by Landlord (the “Supplemental Charge”). The current Supplemental Charge is $70 per ton per month. Any increases in the Supplemental Charge shall be limited to actual increases in utility costs.
               (iv) All sums payable by Tenant to Landlord under this Section shall constitute Additional Rent and shall be due and payable to Landlord within 30 days after Landlord sends Tenant an invoice therefor. Landlord will be entitled to an administrative charge of 10% of Tenant’s Supplemental Maintenance Costs and Tenant’s Supplemental Share of Supplemental Common Costs (together, the “Supplemental Administrative Fee”).
          (d) Landlord shall have no liability arising from any failure of the Supplemental HVAC System or any component thereof to operate properly or at all at any time including, without limitation, no liability if any such failure results in the Premises not being reasonably comfortable or useable at all, any of Tenant’s equipment not functioning or not functioning fully or properly, Tenant missing or being delayed in meeting any business or other deadlines, or Tenant incurring any other costs or damages.
          (e) Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the Supplemental HVAC System.
          (f) Any provision of this Lease to the contrary notwithstanding, the terms of this Section shall not apply to the Rooftop HVAC Units (as defined in Exhibit J to this Lease).
     Section 6.5 Emergency Power System.
          (a) The Building is equipped with an emergency power generator and an uninterrupted power supply system (collectively, the “Emergency Power System”). At any time during the Term, Tenant shall have the right to elect to connect certain equipment at the Premises to the Emergency Power System. Prior to connecting any equipment to the Emergency Power System, Tenant shall provide Landlord with all equipment plans and specifications relating to the loads that would be imposed upon the Emergency Power System (the “EPS Plans”). Landlord shall have the right to deny Tenant use of the Emergency Power System to the extent that Landlord determines that Tenant’s usage might or would exceed Tenant’s EPS Share (hereinafter defined) of the Emergency Power System; provided, however, if Landlord has approved Tenant’s use of the Emergency Power System, Landlord will not have the right to thereafter revoke such approval.
     Following Landlord’s receipt of the EPS Plans, Landlord shall provide written notice approving the EPS Plans or notice in reasonable detail of Landlord’s reasonable disapproval of such EPS Plans (“Landlord’s EPS Plan Response”). If Landlord has not delivered to Tenant Landlord’s EPS Plan Response within 7 days after Landlord’s receipt of the EPS Plans, Tenant shall send a second notice which must state “SECOND AND FINAL REQUEST” at the top of the notice (the “Second EPS Notice”). If Landlord has not delivered to Tenant Landlord’s EPS Plan Response within 7 days after Landlord receives the Second EPS Notice, Landlord shall be deemed to have approved the EPS Plans.
     If Landlord approves of Tenant’s use of the Emergency Power System, at Landlord’s election, either Landlord’s contractor will connect Tenant’s approved equipment to the Emergency Power System or Tenant’s contractor will connect Tenant’s approved equipment to the Emergency Power System, in either case, at Tenant’s expense.
          (b) Landlord will operate, maintain, repair and make any capital repairs or replacements to the Emergency Power System.
          (c) (i) If Tenant elects to connect any equipment to the Emergency Power System, Tenant shall pay to Landlord Tenant’s EPS Share of all costs and expenses incurred by Landlord on or after the date on which such equipment is connected to the Emergency Power System in connection with the operation, maintenance, repair and replacement of the Emergency Power System (“EPS Costs”). “Tenant’s EPS Share” means 72.03%.
               (ii) All sums payable by Tenant to Landlord under this Section shall constitute Additional Rent and shall be due and payable to Landlord within 30 days after Landlord sends Tenant an invoice therefor. Landlord will be entitled to an administrative charge of 10% of Tenant’s EPS Share (the “EPS Fee”).
          (d) Landlord shall have no liability arising from any failure of the Emergency Power System or any component thereof to operate properly or at all at any time including, without limitation, no liability if any such failure results in any of Tenant’s equipment not functioning or not functioning fully or properly, Tenant losing any data, Tenant missing or being delayed in meeting any business or other deadlines, or Tenant incurring any other costs or damages.
          (e) Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the Emergency Power System.
          (f) Landlord agrees that if Tenant installs a separate un-interruptible power system (in accordance with the applicable provisions of this Lease), Landlord shall not allocate to any third party(ies) a share of the Emergency Power System exceeding 27.97%, which Landlord and Tenant acknowledge is the aggregate of the usage of Deica Communications and Agere Systems.
          (g) Not more frequently than 4 times in any calendar year, following reasonable prior written notice, Tenant shall be permitted to audit the Emergency Power System to confirm (i) Tenant’s EPS Share and the other locations of the Emergency Power System described in this Section, and (ii) that the Emergency Power System is being maintained in accordance with the requirements of this Lease and in a manner necessary to retain the benefit any and all manufacturer’s warranty(ies) for the Emergency Power System.
ARTICLE 7
INCREASES IN TAXES AND OPERATING EXPENSES
          Section 7.1 Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:
          (a) “Assessed Valuation” shall mean the amount for which the Real Property is assessed by the County Assessor of Fairfax County for the purpose of imposition of Taxes.
          (b) “Base Operating Expenses” shall mean the Operating Expenses for the Base Year.
          (c) “Base Taxes” shall mean the Taxes payable on account of the Base Year.
          (d) “Comparison Year” shall mean any calendar year commencing subsequent to the Base Year.
          (e) “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the operation, repair and maintenance of the Real Property, including (i) capital improvements only if such capital improvement either (A) is reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement) provided, the amount included in Operating Expenses in any Comparison Year shall not exceed the lesser of the actual cost of such improvement amortized (with interest at the Base Rate in effect on the date Landlord incurred the cost or expense of such improvement) over its useful life, as reasonably determined by Landlord, or an amount equal to the savings reasonably estimated by Landlord as having resulted from the installation and operation of such improvement, and/or (B) is made during any Comparison Year in compliance with Requirements, (ii) reasonable rent for the management office, if any, in the Building not in excess of 1,000 square feet, and (iii) all costs relating to the ownership, operation, repair and maintenance of the Building and any parking facilities serving the Building (including, without limitation, costs and expenses relating to monitoring the Building’s air quality). Any such capital improvements made in compliance with Requirements shall be amortized (with interest at the Base Rate) on a straight-line basis over its useful life as Landlord shall reasonably determine, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of the Base Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any leasable portions of the Building for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than 95% of the Building rentable area is occupied by tenants at any time during any such Base Year or Comparison Year, Operating Expenses that vary with the Building occupancy level shall be determined for such Base Year or Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout such Base Year or Comparison Year. Operating Expenses shall be calculated using generally accepted accounting principles consistently applied.
          (f) “Statement” shall mean a statement containing a comparison of (i) the Taxes payable for the Base Year and for any Comparison Year, or (ii) the Base Operating Expenses and the Operating Expenses payable for any Comparison Year.
          (g) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Real Property. Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, (y) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord, (z) franchise, excise, capital stock, estate or succession. For purposes hereof, “Taxes” for any calendar year shall be deemed to be the Taxes which are assessed, levied or imposed for such calendar year regardless of when due or paid. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest (but only if the Tax Payment is not overdue) payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

     Section 7.2 Tenant’s Tax Payment.
          (a) If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Comparison Year (the “Tax Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 30 days after written demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against the next occurring (and if necessary, to subsequent payments of Rent due hereunder, unless Tenant requests a refund and there exists no Event of Default, in which case Landlord will promptly deliver Tenant’s portion to Tenant, and (iii) on the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate.
     Any provision of this Section to the contrary notwithstanding, Tenant’s obligation to pay Tenant’s Tax Payment shall commence on the first anniversary of the Rent Commencement Date.
          (b) As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shall show that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against next occurring (and if necessary, subsequent) payments of Rent due hereunder. If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 30 days after delivery of the Statement to Tenant.
          (c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. If the Taxes payable for the Base Year are reduced, the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within 10 Business Days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. If

Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Real Property shall accrue solely to the benefit of Landlord and Taxes shall be computed without taking into account any such exemption or abatement.
          Any provision of this Section to the contrary notwithstanding, upon Tenant’s written request, Landlord shall meet with Tenant at a mutually convenient time to discuss the Assessed Valuation of the Real Property. In connection with any such meeting, Tenant may submit a written report of any independent tax consultant obtained by Tenant, at Tenant’s expense.
          (d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if payable by Landlord, Tenant shall promptly pay such amounts to Landlord, within 30 days after Landlord’s demand.
     Section 7.3 Tenant’s Operating Payment.
          (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). For each Comparison Year, Landlord shall furnish to Tenant a written statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year, based upon such year’s budget (the “Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of Landlord’s estimate of Tenant’s Operating Payment for such Comparison Year. If Landlord furnishes an Estimate for a Comparison Year subsequent to the commencement thereof, then (a) until the 1st day of the month following the month in which the Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (b) promptly after the Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Estimate, and (i) if there shall be a deficiency, Tenant shall pay the amount thereof within 30 Business Days after written demand therefor, or (ii) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (c) on the 1st day of the month following the month in which the Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of Tenant’s Operating Payment shown on the Estimate.
          (b) On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 30 Business Days after Tenant’s receipt of the Statement.
     Any provision of this Section to the contrary notwithstanding, Tenant’s obligation to pay Tenant’s Operating Payment shall commence on the first anniversary of the Rent Commencement Date.
     Section 7.4 Non-Waiver; Disputes.
          (a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year.
          (b) Landlord agrees to retain the books and records substantiating the Operating Expenses incurred in each calendar year for a period of at least 3 years from the date Landlord submits a Statement to Tenant. Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (if) within 1 year after such Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person who is to be compensated in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection (during which time Landlord shall make available reasonably detailed supporting documentation), either party may refer the issues raised to a nationally recognized public accounting firm (other than Arthur Andersen) selected reasonably acceptable to the other party, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Any audit that discloses a discrepancy of more than 3% in the annual Operating Expenses shall be at Landlord’s expense and Landlord shall reimburse Tenant for such cost (including reasonable attorneys’ fees) within 30 days of the result of the audit. Any discrepancy shall be promptly corrected by a payment of any shortfall to Landlord by Tenant within 30 days after the applicable audit, or by a credit against the next payments) of rent hereunder or (at Tenant’s election) a refund from Landlord of the overpaid amount within 30 days, as may be applicable. If Tenant does not contest a Statement of Operating Expenses within 1 year after it is rendered, such Statement shall become binding and conclusive on both Landlord and Tenant, except that any such Statement which contains material and intentional misrepresentations shall not be binding and conclusive on Tenant.

     Section 7.5 Final Year of Term. If the Expiration Date occurs on a date other than December 31st, any Additional Rent under this Article 7 for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days is the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be paid or adjusted within 30 days after submission of the Statement to Tenant.
     Section 7.6 No Reduction in Rent. in no event shall any decrease in Operating Expenses or Taxes in any Comparison Year below the Base Operating Expenses or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any other component of Additional Rent payable hereunder.
ARTICLE 8
REQUIREMENTS OF LAW
     Section 8.1 Compliance with Requirements.
          (a) Compliance. To the extent that Tenant is not required under the terms of this Lease to comply therewith, Landlord shall indemnify Tenant for any failure of the Building and the Common Areas (other than areas of the Building leased to tenants) to comply with any Requirements, including, but not limited to, any applicable laws, rules, regulations and codes; provided, however, the foregoing indemnification shall (i) include the Building Standard Installations in the Premises as it exists on the date hereof, (ii) not limit Landlord’s obligations under 8.1(c) and (iii) not limit the inclusion of any costs related thereto as Operating Expenses to the extent such costs qualify as Operating Expenses under Article 7.
          After the Commencement Date, Tenant, at its expense, shall comply with all Requirements applicable to the Premises (excluding those applicable to the Building Standard Installations in the Premises as it exists on the date hereof); provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building unless the application of such Requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from the Permitted Uses, (ii) Alterations made by Tenant, or (iii) an Event of Default. Any such repairs or alterations shall be made at Tenant’s expense by Tenant (1) in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Building System, or (2) by Landlord if such repairs or alterations are structural or affect any Building System. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.
          (b) Hazardous Materials. Tenant shall not cause or permit (i) any Hazardous Materials to be brought into the Building, (ii) the storage or use of Hazardous Materials in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Building. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work and cleaning, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in the Building which is caused or permitted by a Tenant Party. Tenant shall promptly provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time. Landlord represents that Landlord has delivered to Tenant a true and correct copy of the environmental report that Landlord caused to be prepared when Landlord acquired the Building.
          (c) Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses. To the extent that Tenant is not required under the terms of this Lease to comply therewith, Landlord shall indemnify Tenant against any claim or liability arising from the failure of the Building (other than areas of the Building leased to tenants) to comply with all Requirements including, without limitation, the ADA. Any provision of this Section to the contrary notwithstanding, to the extent that Landlord incurs any costs in causing the Building or any portion thereof to comply with any applicable Requirements and such costs qualify as Operating Expenses, such costs shall be included as Operating Expenses. The foregoing notwithstanding, to the extent that the Building is not in compliance with any Requirements as of the Commencement Date and Landlord incurs any costs in causing the Building or any portion thereof to comply with any such Requirements, such costs shall be paid by Landlord and shall not be included as Operating Expenses.
          (d) Landlord’s Insurance. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of fire insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant.
     Section 8.2 Fire and Life Safety. Landlord shall cause the Common Areas to comply with all applicable fire and life safety Requirements. The foregoing notwithstanding, to the extent that the Common Areas do not comply with all applicable fire and life safety Requirements as of the Commencement Date and Landlord incurs any costs in causing the Building or any portion thereof to comply with any such fire and life safety Requirements, such costs shall be paid by Landlord and shall not be included as Operating Expenses. Any modifications to the fire alarm and life safety systems installed in the Premises required by Tenant shall be at Tenant’s sole cost and expense. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s business, any Alterations performed by Tenant following the Commencement Date, Tenant’s Property, or other contents of the Premises, Landlord (to the extent outside of the

Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense.
ARTICLE 9
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT
     Section 9.1 Subordination and Attornment.
          (a) Tenant acknowledges that prior to the date hereof, Landlord has provided Tenant with the standard form non-disturbance and attornment agreement presently used by Landlord’s existing Mortgagee. Within 60 days after Landlord’s receipt of Tenant’s comments to such standard form, Landlord shall obtain for Tenant a subordination, non-disturbance and attornment agreement from Landlord’s existing Mortgagee, in such standard form (provided that such form is commercially reasonable). In addition, Landlord shall use commercially reasonable efforts (but without being obligated to commence any legal or arbitration proceeding and without the expenditure of unreimbursed sums (other than reasonable expenses that a landlord normally incurs in attempting to obtain a subordination, non-disturbance and attornment agreement for its tenant, such as Landlord’s attorneys’ fees)) to obtain for Tenant a subordination, non-disturbance and attornment agreement from all future Mortgagees and Lessors, in the standard form customarily employed by such Mortgagee and/or Lessor (provided that such form is commercially reasonable). Upon Landlord’s satisfaction of the foregoing, which shall include the Mortgagee or Lessor, as applicable, agreeing to recognize and be bound by the terms of this Lease (as herein set forth) upon a foreclosure or deed-in-lieu thereof or termination of any such ground lease, this Lease shall be subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.
          (b) Subject to the provisions of Section 9.l(a), if a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided that (i) such terms and conditions do not increase the Rent, materially increase Tenant’s obligations or materially and adversely affect Tenant’s rights under this Lease, and (ii) Tenant shall have no obligation to execute such instrument until Landlord delivers the subordination, non-disturbance and attornment agreement described in and in accordance with Section 9.1(a). Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:

               (i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);
               (ii) subject to any defense, claim, counterclaim, set-off or offsets which Tenant may have against Landlord;
               (iii) bound by any prepayment of more than one month’s Rent to any prior landlord;
               (iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;
               (v) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;
               (vi) bound by any modification, amendment, or renewal of this Lease made without successor landlord’s consent;
               (vii) bound by any provisions of the Lease with respect to the Existing Furnishings;
               (viii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or
               (ix) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.
          (c) Tenant shall from time to time within 15 days of request from Landlord, but not more frequently than 3 times in any 12 month period, execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.
     Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase the obligations, or materially and adversely affect the rights, of Tenant under this Lease.
     Section 9.3 Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of

Landlord unless (a) Tenant shall have given notice of such act or omission to all Lessors and Mortgagees, and (b) no such Lessor or Mortgagee promptly commences to remedy and thereafter diligently proceeds to remedy such act or omission; provided that in no event shall the Lessor and/or Mortgagee’s cure period be for fewer than 30 days nor shall it exceed 75 days after Lessor’s or Mortgagee’s receipt of the aforementioned written notice. No Lessor or Mortgagee shall have any obligation to attempt to cure any act of omission of Landlord. If any Lessor or Mortgagee elects to attempt to cure any act or omission of Landlord, no such Lessor or Mortgagee shall have any obligation to continue to proceed to attempt to such any such act or omission and such Lessor or Mortgagee shall have the right to abandon such attempt to cure such act or omission of Landlord at any time without liability.
     Section 9.4 Provisions. The provisions of this Article 9 shall inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof.
ARTICLE 10
SERVICES
     Section 10.1 Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption, Landlord shall make or cause to be made, customary arrangements with utility companies and/or public service companies to furnish electric current to the Premises for Tenant’s use. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) in excess of .60 kilowatt hours per square foot of usable area in the Premises per month, as determined on an annualized basis (“Excess Electrical Usage”), then Landlord shall have the right to charge Tenant an amount equal to Landlord’s reasonable estimate of Tenant’s Excess Electrical Usage, and shall have the further right to install an electric current meter, sub-meter or check meter for the NOC Facilities, the Rooftop HVAC Units and/or the Premises (a “Meter”) to measure the amount of electric current consumed in or by the NOC Facilities, the Rooftop HVAC Units and/or the Premises, provided Landlord gives Tenant evidence of such Excess Electrical Usage and Tenant has the right to verify the same for at least 30 days prior to the installation of such Meter. The cost of such Meter special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at the Premises, plus Landlord’s charge equal to 10% of Tenant’s Excess Electrical Usage for Landlord’s costs of maintaining, repairing and reading such Meter. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith.
     In addition, upon 30 days prior written notice to Landlord, Tenant shall have the right to install a Meter for the NOC Facilities, the Rooftop HVAC Units and/or the Premises, in which event the cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. If Tenant installs any such Meter for the NOC Facilities, Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at or by the NOC Facilities, the Rooftop HVAC Units and/or the Premises, plus Landlord’s charge equal to 10% of Tenant’s

Excess Electrical Usage for Landlord’s costs of maintaining, repairing and reading such Meter. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith.
     Section 10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”)) or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its sole judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building.
     Section 10.3 Elevators. Landlord shall provide elevator service to the Premises 24 hours per day, 7 days per week, subject to the Rules and Regulations attached hereto as Exhibit E.
     Section 10.4 Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) in accordance with the Exhibit K-Design Standards during Ordinary Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.
     To the extent arising from Landlord’s gross negligence or willful misconduct, Landlord shall indemnify Tenant for the failure of the Building’s HVAC system to comply with all applicable air-quality Requirements. Landlord shall monitor the indoor air quality at least once per Lease Year and provide copies of the annual test results to Tenant. Landlord represents to Tenant that the Building is a non-smoking building (for all tenants, guests and invitees) other

Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed. If Landlord approves Tenant’s cleaning service provider (i) Landlord shall thereafter have no obligation to provide cleaning services to the Premises, (ii) Operating Expenses shall thereafter exclude the cost of providing cleaning services to the Premises and all other tenanted areas of the Building, and (iii) Landlord shall reduce Base Operating Expenses by an amount Landlord reasonably determines reflects the cost of providing cleaning services to the Premises and all other tenanted areas of the Building during the Base Year.
     Section 10.7 Water. Landlord, at Landlord’s expense, shall provide water in the core lavatories, drinking fountains and janitor’s closets on each floor of the Building.
     Section 10.8 Refuse Removal. Landlord shall provide refuse removal services at the Building. Tenant shall pay to Landlord, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.
     Section 10.9 Directory. Landlord shall list Tenant on the Building directory located in the first floor lobby without additional charge to Tenant. The Building directory will be shared with other Building tenants and space on the directory shall be equitably apportioned among tenants. Reference is hereby made to the provisions of Exhibit H – Signage concerning other signage rights.
     Section 10.10 Tenant Access to Premises. Tenant shall have access to the Premises 24 hours a day, 7 days a week. Outside of Ordinary Business Hours, Building and floor access will be monitored by an electronic key security and access system installed and maintained by Landlord. Tenant shall be responsible for access control to the Premises at Tenant’s sole cost and expense. Any provision of this Section to the contrary notwithstanding, Landlord shall provide Tenant with 90 electronic access cards for the Premises and Building at no cost to Tenant
     Section 10.11 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for Restorative Work which, in Landlord’s reasonable judgment, are necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such Restorative Work is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such failure, defect or interruption of any such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electrical service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord.
     Any provision of this Lease to the contrary notwithstanding, if any failure or stoppage of Landlord’s services, including the Emergency Power System, (i) renders any portion of the Premises untenantable for the normal conduct of Tenant’s business at the Premises and Tenant does not in fact use or occupy such portion of the Premises; (ii) was not caused by Tenant, its employees, invitees or agents; and (iii) extends for a period longer than 3 consecutive days, the Rent payable hereunder shall be abated beginning on the 1st day of such interruption and continue for so long as the Premises or any portion thereof is untenantable and vacant. In the event of a casualty or Taking (hereinafter defined), the applicable provisions of this Lease shall prevail over the rent abatement provisions of this Section.
     Except in the case of an emergency, Landlord shall use commercially reasonable efforts to give Tenant at least 5 days prior notice if Landlord intends to interrupt any of Landlord’s services.
ARTICLE 11
INSURANCE; PROPERTY LOSS OR DAMAGE
     Section 11.1 Tenant’s Insurance.
          (a) Tenant, at its expense, shall obtain and keep in full force and effect during the Term:
               (i) a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties, and Tenant shall obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in Article 25. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance that is then being customarily required by landlords for similar office space in Comparable Buildings. The deductible or self insured retention for such policy shall not exceed $50,000;
               (ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies, insuring Tenant’s Property and all Alterations and improvements to the Premises (including the initial installations) to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $25,000;
               (iii) during the performance of any Alteration, until completion thereof, Builder’s Risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises;
               (iv) Workers’ Compensation Insurance, as required by law; and
               (v) Business Interruption Insurance; and
               (vi) such other insurance in such amounts as the Insured Parties may reasonably require from time to time in the exercise of Landlord’s prudent business judgment, if other landlords are requiring the same for Comparable Buildings.
          (b) All insurance required to be carried by Tenant (i) shall contain a provision that (x) no unintentional act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (y) shall be noncancellable and/or no material change in coverage shall be made thereto unless the Insured Parties receive 30 days’ prior notice of the same (except in the case of non-payment of premiums, in which case only 10 days’ prior notice shall be required), by certified mail, return receipt requested, and (ii) shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the Commonwealth of Virginia and rated in Best’s Insurance Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “X” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.
          (c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate policies of insurance, including evidence of waivers of subrogation required to be carried pursuant to this Article 11 and that the Insured Parties are named as additional insureds (the “Policies”). Evidence of each renewal or replacement of the Policies shall be delivered by Tenant to Landlord at least 10 days prior to the expiration of the Policies. In lieu of the Policies, Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “Acord 27” (Evidence of Property Insurance) and “Acord 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached thereto is an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds) which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification (i) conveys to the Insured Parties all the rights and privileges afforded under the Policies as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least 30 days in advance of any termination or change to the Policies that would affect the interest of any of the Insured Parties.

     Section 11.2 Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Real Property and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered by such property insurance; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation or waiver of right of recovery. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.
     Section 11.3 Restoration.
          (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenants Property or (ii) except as provided in Section 11.3(b), any Alterations or improvements to the Premises, to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). So long as no Event of Default exists and is continuing, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises.
          (b) As a condition precedent to Landlord’s obligation to repair or restore any Above Building Standard Installations, Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Alterations and Tenant Improvements in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within 15 days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s

Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete.
     Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than 60 days following the date of the damage, terminate this Lease by notice to Tenant, provided that if the Premises are not damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least 50% of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (a) the Term shall expire upon the 30th day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.
     Section 11.5 Tenant’s Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than 12 months from the date of such damage, or if Landlord does not Substantially Complete Landlord’s restoration obligations with respect to the Premises within 12 months (subject to Unavoidable Delay), then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than 30 days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4.
     Section 11.6 Final 18 Months. Notwithstanding anything to the contrary in this Article 11, if any damage during the final 18 months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other parry within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than 50% of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than 90 days. If either Landlord or Tenant terminates this Lease pursuant to the provisions of this Section 11.6, this Lease shall be deemed to have terminated as of the effective date of the terminating party’s notice.
     Section 11.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. Except as otherwise expressly provided in this Lease to the contrary, none of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or the parking facilities or by construction of any private, public or quasi-public work, or any latent defect in the Premises, the Building or the parking facilities (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable and diligent efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.
     Section 11.8 Landlord’s Insurance. Beginning on the Lease Commencement Date and at all times thereafter during the Term of this Lease, the Landlord shall maintain at least the following insurance:
               (i) standard all-risk fire and casualty insurance, covering the Building in amounts at least equal to one hundred percent (100%) of the replacement cost of the Building (exclusive of any above-Building Standard Installations and any Specialty Alterations) at the time in question, but in no event less than such coverage as is required to avoid coinsurance provisions;
               (ii) comprehensive public liability insurance with minimum limits of $2,000,000 for injury to or death of one or more persons in any one occurrence and third-party property damage, and $5,000,000 for third-party property damage (all such coverage may be through primary and/or excess umbrella policies);
               (iii) employer’s liability insurance with a minimum limit of $1,000,000 for bodily injury;
               (iv) workmen’s compensation insurance in statutory limits; and
               (v) such other insurance coverage as is customarily carried in respect of Comparable Buildings.
          At the Tenant’s request the Landlord shall furnish the Tenant a certificate or certificates of insurance certifying that the insurance coverage required hereby is in force. Any insurance required by the terms of this Lease to be carried by the Landlord may be under a blanket policy (or policies) covering other properties of the Landlord and/or its related or affiliated corporations. If such insurance is maintained under a blanket policy, the Landlord shall procure and deliver to the Tenant a statement from the insurer or general agent of the insurer setting forth the coverage maintained and the amounts thereof allocated to the risks intended to be insured hereunder.

ARTICLE 12
EMINENT DOMAIN
     Section 12.1 Taking.
          (a) Total Taking. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.
          (b) Partial Taking. Upon a Taking of only a part of the Real Property, the Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.
          (c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within 60 days following the date upon which Landlord receives notice of the Taking of all or a portion of the Real Property, the Building or the Premises, terminate this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least 100% of the rentable area of the office space in the Building.
          (d) Tenant’s Termination Right. If the part of the Real Property so Taken contains more than 20% of the total area of the Premises leased by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises or any material Building amenities or services are materially impaired, Tenant may terminate this Lease by notice to Landlord given within 30 days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the 30th day following the giving of such notice as if such day were the original Expiration Date under this Lease. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and Above Building Standard Installations.
          (e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
     Section 12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building

Standard Installations included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.
     Section 12.3 Temporary Taking. If all or any part of the Premises is Taken for a period of 30 days or less for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.
ARTICLE 13
ASSIGNMENT AND SUBLETTING
     Section 13.1 Consent Requirements.
          (a) Assignment or Subletting. Except as expressly set forth in Section 13.3(a), Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise) (any such action being a “Transfer”), without Landlord’s prior consent in each instance.. Reference is hereby made to Section 13.3 concerning conditions to assignments and sublets and Section 13.7(a) concerning certain permitted transfers. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.
          (b) Collection of Rent. If, without Landlord’s consent (where such consent is required), this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.
          (c) Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting as required under this Lease. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.
     Section 13.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises, Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet and the commencement date of such sublet. Such notice shall be deemed an irrevocable offer from Tenant to Landlord of the right, at Landlord’s option, (1) to terminate this Lease if the proposed transaction is an assignment of this Lease, upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is a subletting of 50% or more of the rentable square footage of the Premises (but excluding space subleased to Related Entities and/or under Permitted Subleases), in the aggregate with all other portions of the Premises then subleased (but excluding space subleased to Related Entities and/or under Permitted Subleases) and expiring during the last 12 months of the Term (without regard to any then unexercised extension rights under the Lease, but considering all extension options granted under the proposed sublease), to terminate this Lease with respect to such space as Tenant proposes to sublease (the “Partial Space”). Such option may be exercised by notice from Landlord to Tenant within 30 days after delivery of Tenant’s notice. If Landlord exercises its option to terminate all or a portion of this Lease, (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant. Tenant shall pay all costs to make the Partial Space a self-contained rental unit and to install any required Building corridors. Any provision of this Section to the contrary notwithstanding, the terms of this Section 13.2 shall not apply to any sublease or assignment to a Related Entity or to any sublease to a Permitted Subtenant (hereinafter defined) pursuant to Section 13.7(a).
     Section 13.3 Conditions to Assignment/Subletting.
          (a) If Landlord does not exercise its termination option provided under Section 13.2, and provided no monetary Event of Default then exists, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed. Such consent shall be granted or denied within 20 days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, and (iii) any other information Landlord may promptly and reasonably request, provided that:
               (i) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is for the Permitted Uses, and (2) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease;
               (ii) the Transferee has sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;
               (iii) [Intentionally Omitted];

               (iv) the Transferee is not a person or entity (or affiliate of a person or entity) with whom Landlord is then or has been within the prior 30 days negotiating in connection with the rental of space in the Building;
               (v) [Intentionally Omitted];
               (vi) Tenant shall, upon demand, reimburse Landlord for all reasonable third-party out-of-pocket expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all reasonable legal costs (not to exceed $1,000) reasonably incurred in connection with the granting of any requested consent; and
               (vii) the Transferee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the County of Fairfax and Commonwealth of Virginia.
          (b) With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease (for which Landlord’s approval is required):
               (i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;
               (ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;
               (iii) no Transferee shall take possession of any part of the Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.3; and
               (iv) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed mat upon the occurrence and during me continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 13.3(b)(v) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.
          (c) Tenant shall deliver to Landlord (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), (ii) the nature of the Transferee’s business and its proposed use of the Premises, (iii) current financial information with respect to the Transferee, including its most recent financial statements, and (iv) any other information Landlord may reasonably request.
          If, within 10 days after delivery to Landlord of the items and information required by Section 13.3(a) and this Section 13.3(c), Tenant has not received Landlord’s written consent or denial of consent to a proposed assignment or subletting, Tenant shall have the right to thereafter send Landlord a second written request for approval of the proposed assignment or sublease, which request must state “SECOND AND FINAL REQUEST-LANDLORD HAS 10 DAYS TO RESPOND” at the top of the first page of the request (the “Second Request”). If Landlord does not give Tenant written notice of Landlord’s consent or denial of consent of the proposed assignment or sublease within 10 days after receipt of the Second Request, Landlord shall be deemed to have consented to Tenant entering the proposed assignment or sublease, but Landlord shall not be estopped by or deemed to have approved any specific terms of the assignment or sublease (such as, for example, if the assignment document were to release Tenant from any further liability under this Lease or if the sublease provides for a sublease term extending beyond the term of this Lease). All notices given to Landlord under this Section and elsewhere in this Lease must be given in accordance with the requirements set forth in Article 23.
          (d) Provided Landlord does not exercise its termination option under Section 13.2 and Tenant does not consummate the proposed assignment or sublease upon the terms set forth in the bona fide term sheet or letter of intent within 180 days after Landlord elects not to exercise such termination, Landlord’s termination rights shall be reinstated under Section 13.2 and Tenant shall again comply with the notice and other procedures set forth in Section 13.2.
     Section 13.4 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any Event of Default under this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be an Event of Default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 13.

     Section 13.5 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease (where such consent is required) and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Section 13.2 before assigning this Lease or subletting all or part of the Premises.
     Section 13.6 Profits. Except with respect to those assignments and sublets which may be consummated without Landlord’s consent pursuant to the provisions of Section 13.7(a), if Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 60 days of Landlord’s consent to such assignment or sublease, deliver to Landlord a list of Tenant’s reasonable third-party brokerage fees, reasonable tenant concessions, legal fees, advertising costs, construction costs and architectural fees paid or to be paid in connection with such transaction and any actual costs incurred by Tenant in separately demising the subleased space (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee. The Transaction Costs shall be amortized, on a straight-line basis, over the term of any sublease. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:
          (a) In the case of an assignment, on the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or
          (b) In the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the monthly amortized amount of Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.
     Section 13.7 Transfers.
          (a) Related Entities. If Tenant or Tenant’s parent company is a legal entity, the transfer (by one or more transfers) of a majority of the stock or other beneficial ownership interest in Tenant (collectively “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant (or, if applicable, Tenant’s parent company) is publicly traded on a nationally recognized stock exchange. For purposes of this Section 13.7 the term “transfers” shall be deemed to include the issuance of new Ownership Interests which results in a change of control of Tenant.
     The provisions of Section 13.1 shall not apply to transactions with a business entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction. Tenant may also, upon prior notice to Landlord and Mortgagee (but without Landlord’s consent), assign this lease to any business entity which controls, is controlled by, or is under common control with the original Tenant (a “Related Entity”) or permit a Related Entity to sublet all or part of the Premises for any Permitted Use for so long as such entity remains a Related Entity. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease. No sublease or assignment shall relieve, release, impair or discharge any of the obligations of the initial tenant herein named. For the purposes hereof, “control” shall be deemed to mean ownership of not less than 20% of all of the Ownership Interests of such corporation or other business entity.
     Any provision of this Article to the contrary notwithstanding, Landlord’s consent, recapture and profit sharing rights shall not apply to one or more subleases of the Premises to Permitted Subtenants (hereinafter defined) which, in the aggregate, do not exceed, in the aggregate, 10,000 square feet of the rentable area of the Premises (“Permitted Subleases”). “Permitted Subtenants” means Tenant’s contractors, subcontractors or vendors provided that such Permitted Subtenants are using such space for legitimate business purposes and not for the purpose of circumventing the Landlord consent provisions of Article 13. Except as otherwise expressly provided in this Section, the provisions of Article 13 shall apply to subleases to Permitted Subtenants. The space sublet to any Permitted Subtenants shall not be separately demised or have separate entrances.
          (b) Applicability. The limitations set forth in this Section 13.7 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.7 shall be a transfer in violation of Section 13.1.
          (c) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.
     Section 13.8 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (a) assumes Tenant’s obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.
     Section 13.9 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.
     Section 13.10 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s reasonable discretion by notice to Tenant, but only upon the occurrence of an Event of Default.
     Section 13.11 Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.
     Section 13.12 Lender Consent. If Landlord’s consent is required for any Transfer, Tenant shall also obtain Mortgagee’s written consent to such Transfer. Tenant shall send notices to Mortgagee as and when Tenant is required to send notices to Landlord under this Article. Mortgagee shall have the same amount of time to respond to notices given to Mortgagee under this Article as Landlord is entitled to under this Article, with such time period commencing upon Mortgagee’s receipt of any such notices from Tenant. Notwithstanding the foregoing, Mortgagee’s consent shall not be required in connection with the assignment of this Lease to a Related Entity or in connection with space subleased to Related Entities or to Permitted Subtenants.

ARTICLE 14
ACCESS TO PREMISES
     Section 14.1 Landlord’s Access.
          (a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14. Notwithstanding the foregoing, except in case of an emergency, Landlord shall provide notice of not less than 72 hours prior to entering the Premises for any such activities. Landlord shall comply with Tenant’s reasonable security procedures when in the Premises. Notwithstanding the foregoing, after the Commencement Date Landlord shall not erect or install wiring, ducts, pipes or conduits in the Premises (except to the extent the same replace any wiring, ducts, pipes or conduits which exist in the Premises prior to the Commencement Date).
          (b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency, to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or tenants and their respective agents and representatives or others and to perform Restorative Work to the Premises or the Building.
          (c) All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems; Building faculties and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair. In the performance of any such work, Landlord shall use commercially reasonable efforts to avoid disruption of Tenant’s use and occupancy of the Premises. If, in exercising its rights under this Article, Landlord interferes with Tenant’s ability to operate Tenant’s business in the Premises and Tenant ceases to operate Tenant’s business in the Premises as a result thereof, then Tenant should be entitled to an abatement of Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment until Tenant can once again operate Tenant’s business in the Premises. Except in the case of an emergency, Landlord shall not have access to the NOC Facilities without Tenant’s prior written consent, such consent not to be unreasonably withheld, and without an escort designated by Tenant. To the extent that Landlord incurs any expense arising from the requirement that Landlord must be accompanied by a Tenant-designated escort (such as the Tenant-designated escort not being available at a pre-arranged time), Tenant shall reimburse Landlord for such expense within 30 days after Tenant’s receipt of an invoice therefor.
     Section 14.2 Building Name. Landlord has the right at any time to change the name, number or designation by which the Building is commonly known. Landlord shall use commercially reasonable efforts to notify Tenant of any name change. If Landlord changes the name, number or designation by which the Building is commonly known, Landlord shall reimburse Tenant for Tenant’s third-party out-of-pocket expenses (not to exceed $2,500) incurred in replacing Tenant’s then existing stationery, business card stocks and marketing materials.
ARTICLE 15
DEFAULT
     Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:
          (a) Tenant fails to pay when due any installment of Rent and such default shall continue for 5 Business Days after written notice of such default is given to Tenant except that if Landlord shall have given two such notices of default in the payment of any Rent in any 12-month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of any Rent or an extended period in which to make payment until such time as 12 consecutive months shall have elapsed without Tenant having failed to make any such payment when due, and the occurrence of any default in the payment of any Rent within such 12-month period after the giving of 2 such notices shall constitute an Event of Default; or
          (b) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than 30 days after notice by Landlord to Tenant of such default, or if such default is of a nature that it cannot be completely remedied within 30 days, failure by Tenant to commence to remedy such failure within said 30 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within 90 days; or
          (c) if Landlord applies or retains any part of the Security Deposit, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit (as hereinafter defined), if applicable, within 10 Business Days after notice by Landlord to Tenant stating the amount applied or retained; or
     Upon the occurrence of any one or more of such Events of Default, Landlord may, at its sole option, give to Tenant notice of cancellation of this Lease (or of Tenant’s possession of the Premises), in which event this Lease and the Term (or Tenant’s possession of the Premises) shall terminate (whether or not the Term shall have commenced) with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15. Any notice of cancellation of the Term (or Tenant’s possession of the Premises) may be given simultaneously with any notice of default given to Tenant; provided the same shall not limit Tenant’s cure rights under this Lease.
     Section 15.2 Landlord’s Remedies.
          (a) Possession/Reletting. If this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.1:

               (i) Surrender of Possession. Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force (to the extent permitted by law) or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises.
               (ii) Landlord’s Reletting. Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole but reasonable discretion, may determine. Landlord shall have no obligation to accept any tenant offered by Tenant and shall not be liable for failure to relet or, in the event of any such reletting, for failure to collect any rent due upon any such reletting; and no such failure shall relieve Tenant of, or otherwise affect, any liability under mis Lease. However, to the extent required by law, Landlord shall use reasonable efforts to mitigate its damages but shall not be required to divert prospective tenants from any other portions of the Building. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
          (b) Tenant’s Waiver. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons might otherwise have under any Requirement (i) to redeem, or to re-enter or repossess the Premises, or (ii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, or (B) any expiration or early termination of the term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
          (c) Tenant’s Breach. Upon the breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, after the expiration of any applicable notice and cure period Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

     Section 15.3 Landlord’s Damages.
          (a) Amount of Damages. If this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.1, then:
               (i) Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord prior to the date of termination;
               (ii) Landlord may retain (to the maximum extent of its damages) all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a Security Deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord and Landlord will promptly deliver to Tenant any excess proceeds to which Tenant is entitled;
               (iii) Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
               (iv) whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by 4% (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to 2% below the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 15.3(a)(iii) for the same period.
          (b) Reletting. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the reasonable third-party out-of-pocket expenses of any such reletting shall be equitably apportioned for the purposes of this Section 15.3. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceeds the Fixed Rent reserved in this Lease. Nothing contained in Article 15 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 15.3.
     Section 15.4 Interest. If any payment of Rent is not paid within 5 Business Days after the same is due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid within 5 Business Days after the same is due, a late charge equal to 5% of such amount shall be assessed; provided, however, that on 2 occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of 5 Business Days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.
     Section 15.5 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant.
     Any provision of this Lease to the contrary notwithstanding, Landlord shall not look to any property or assets of any partner, member, manager, shareholder, director, officer, principal, or employee of Tenant (collectively, the “Tenant Parties”) in seeking either to enforce Tenant’s obligations under this Lease or to satisfy a judgment for Tenant’s failure to perform such obligations; and none of the Tenant Parties shall be personally liable for the performance of Tenant’s obligations under this Lease.
     Any provision of this Section to the contrary notwithstanding, Landlord shall not discontinue providing utilities (other than overtime HVAC service) to the Premises due to any default of Tenant, until Landlord has obtained a court order or other similar determination by an applicable judicial or arbitrative body authorizing such discontinuance.
     Section 15.6 Maintenance Default. If Landlord fails to perform any repair or maintenance which is Landlord’s obligation under this Lease, or fails to perform Landlord’s obligations under Section 8.1(c) of the Lease, and such failure materially and adversely impacts Tenant’s use and enjoyment of the Premises for the Permitted Use (a “Repair Problem”), Tenant shall send Landlord a written notice detailing the nature of the Repair Problem (the “First Notice”). If such Repair Problem continues for 15 days after Landlord receives the First Notice, Tenant shall send a second notice which must state “SECOND AND FINAL REQUEST” at the top of the notice (the “Second Notice”). If the Repair Problem continues for 15 days after Landlord receives the Second Notice, Tenant may make such repairs or perform such maintenance at Tenant’s cost provided that Tenant shall be solely responsible for any damage or injury, or death caused by or arising therefrom. Any provision of this Section to the contrary notwithstanding, if Landlord commences repair of the Repair Problem within 15 days after receipt of the Second Notice and thereafter prosecutes such repair to completion with reasonable diligence, Landlord shall have a reasonable period after receipt of the Second Notice to complete the Repair Problem. All notices given to Landlord under this Section and elsewhere in this Lease must be given in accordance with the requirements set forth in Article 23.

     If Tenant complies with the provisions of this Section, upon Tenant’s completion of the Repair Problem Landlord shall (subject to Article 7 of this Lease and to the restrictions of this Section) pay Tenant’s reasonable out-of-pocket costs, for making such repairs or performing such maintenance promptly upon presentation of a bill therefor. Notwithstanding the foregoing, Tenant shall have no right (i) to undertake any action which would affect the Building Systems, (ii) to undertake any action which would affect the Building’s exterior walls, floor slabs, roof or structure, or (iii) to set off or deduct any amounts due from Landlord hereunder from the Fixed Rent or Additional Rent due under this Lease.
     Any provision of this Section 15.6 to the contrary notwithstanding, in the event of an emergency requiring repairs to the Emergency Power System, if Landlord does not promptly and diligently perform the repairs, Tenant’s self-help right under this Section shall apply to the Emergency Power System without the requirement of providing the First Notice or the Second Notice to Landlord.
ARTICLE 16
LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES
     If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency threatening imminent harm to any person or property or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after 30 days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within 30 days after demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within 30 days after receipt of Landlord’s invoice for such amount.
ARTICLE 17
NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL
     Section 17.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.
     Section 17.2. No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, Landlord hereby acknowledges its duty to act in each such case consistent with a covenant of good faith and fair dealing (but Landlord shall not otherwise be subject to a “reasonableness” standard where Landlord has reserved its right to act in its sole discretion). If Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, conditioned or delayed, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld, conditioned or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment, provided that such remedy can be obtained during the pendency of the Lease.
     If Tenant is unable to obtain such remedy during the pendency of the Lease, then notwithstanding the foregoing, Tenant shall be entitled money damages equal to the diminished value of Tenant’s leasehold estate proximately caused by Landlord acting in bad faith in withholding its consent or approval, as determined by a final non-appealable judgment from a court of competent jurisdiction. Except as otherwise expressly provided in this Lease to the contrary, in no event shall either party be liable to the other for any indirect, consequential or punitive damages, including loss or profits or business opportunity, arising under or in connection with this Lease. Notwithstanding the foregoing, Tenant’s waiver to set forth in the second sentence of this Section shall not apply to any final non-appealable judgment that Tenant obtains from a court of competent jurisdiction that Landlord acted in bad faith in withholding its consent or approval.
     Section 17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord or Tenant shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
ARTICLE 18
END OF TERM
     Section 18.1 Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and except as otherwise expressly provided in Section 5.3 to the contrary, Tenant shall remove all of Tenant’s Property and to the extent Tenant is required elsewhere in this Lease to remove Tenant’s Specialty Alterations.
     Section 18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies

Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to 150% of the Rent payable under this Lease for the last full calendar month of the Term for the first 60 days of such holdover and 200% of the Rent payable under this Lease for the last full calendar month of the Term for any holdover in excess of 60 days, (b) be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2. Any provision of this Section to the contrary notwithstanding, in connection with any such holdover, Tenant shall have a 60 day grace period prior to being liable for any consequential or punitive damages as a result of such holdover.
ARTICLE 19
QUIET ENJOYMENT
     Provided this Lease is in full force and effect and no Event of Default by Tenant then exists, Tenant may peaceably and quietly enjoy the Premises and Tenant’s possession of the Premises and the rights afforded to Tenant hereunder shall not be disturbed, without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease.
ARTICLE 20
NO SURRENDER; NO WAIVER
     Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.
     Section 20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.
ARTICLE 21
WAIVER OF TRIAL BY JURY; COUNTERCLAIM
     Section 21.1 Jury Trial Waiver. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters in any way arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or the enforcement of any remedy under any statute, emergency or otherwise.
     Section 21.2 Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.
ARTICLE 22
NOTICES
     Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessee who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or 3 Business Days after it shall have been mailed as provided in this Article 22, whichever is earlier.
ARTICLE 23
RULES AND REGULATIONS
     All Tenant Parties shall observe and comply with the Rules and Regulations, as reasonably supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other

Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion. Landlord shall not enforce any Rules and Regulations other than in a uniform, non-discriminatory manner.
ARTICLE 24
BROKER
     Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker and that no other broker, finder or like entity procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.
ARTICLE 25
INDEMNITY
     Section 25.1 Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any act, omission or negligence of any of the Tenant Parties, (ii) against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed. The foregoing indemnity shall be deemed to exclude liability arising from the gross negligence or intentional misconduct of the Indemnitees, or any of them.
     Section 25.2 Landlord’s Indemnity. Landlord shall indemnify, defend and hold harmless Tenant from and against all Losses incurred by Tenant arising from (i) any act, omission or negligence of Landlord, (ii) any accident, injury or damage whatsoever caused to any person or the property of any person in or about the Real Property (exclusive of the Premises) to the extent attributable to the negligence or willful misconduct of Landlord or its employees or agents, and/or (iii) any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Landlord to be fulfilled, kept, observed or performed.

     Any provision of this Lease to the contrary notwithstanding, neither Landlord nor any of its employees, agents or contractors shall be liable under any theory of liability to Tenant for any indirect, special, incidental, remote or consequential damages arising under or in connection with this Lease, whether in an action for or arising out of breach of contract, business interruption, tort, or otherwise.
     Section 25.3 Defense and Settlement. If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the lndemnitee’s name(if necessary), by attorneys reasonably approved by the Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.
ARTICLE 26
MISCELLANEOUS
     Section 26.1 Delivery & Authority. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant. Landlord represents to Tenant that Landlord has the authority to enter into this Lease and perform Landlord’s obligations hereunder
     Section 26.2 Transfer of Real Property. Landlord’s obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after such subsequent landlord’s transfer) of its interest in the Building or the Real Property, as the case may be, and in the event of any such transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of such transfer and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of such transfer.
     Section 26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under this Lease.
     Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.
     Section 26.5 Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.
     Section 26.6 Governing Law. This Lease shall be governed in all respects by the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof).
     Section 26.7 Unenforceability. If any provision of this Lease, or its application to any Person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
     Section 26.8 Lease Disputes.
          (a) Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the Commonwealth of Virginia or the United States District Court for the Eastern District of Virginia and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.
          (b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.

     Section 26.9 Landlord’s Agent. Unless Landlord delivers written notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Real Property.
     Section 26.10 Estoppel. Within 15 days following request from Landlord, any Mortgagee or any Lessor, but not more frequently than 3 times in any 12 month period during the Term, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional, Rent then payable, (c) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the Security Deposit, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property or the Building or all or any portion of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof. Within 10 Business Days following request from Tenant, but not more frequently than twice in any 12 month period, Landlord shall deliver to Tenant a statement executed and acknowledged by Landlord, in form reasonably satisfactory to Tenant, containing the above information.
     Section 26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.
     The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.
     Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.
     Section 26.13 Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum. Any recording fees payable in connection with Landlord’s request shall be Landlord’s sole cost and expense. Within 10 days following the end of the Term, Tenant shall enter into such reasonable and customary documentation as is reasonably required by Landlord to remove the memorandum of record.
     Section 26.14 Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. Signatures transmitted by facsimile shall be deemed as original signatures effective on transmission provided that the originals are delivered within 2 Business Days.
     Section 26.15 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.
     Section 26.16 Inability to Perform. Landlord and Tenant shall be excused from performing any obligation or undertaking provided for in this Lease so long as such performance is prevented or delayed, retarded or hindered by an Unavoidable Delay; provided, however, that no such event or cause shall relieve Tenant of its obligations hereunder to make full and timely payments of Rent as provided herein. Landlord and Tenant each shall use reasonable efforts to promptly notify the other of any Unavoidable Delay which prevents the notifying party from fulfilling any of its obligations under this Lease.
     Section 26.17 Special Services. [Intentionally Omitted]
     Section 26.18 Deed of Lease/Landlord’s Agent for Service of Process. For purposes of Section 55-2, Code of Virginia (1950), as amended, this Lease is and shall be deemed to be a deed of lease. For purposes of Section 55-218.1, Code of Virginia (1950), as amended, Landlord’s resident agent for service of process is: James C. Brincefield, Jr., Attorney at Law, 526 King Street, Alexandria, Virginia 22314.
     Section 26.19 Lien for Payment of Rent. Landlord hereby waives the benefit of any statutory or common law lien right in Tenant’s personal property at the Premises.

     Section 26.20 Financial Statements. Tenant agrees to deliver to Landlord by April 30 of each year a balance sheet of Tenant as of the end of the preceding calendar year and an income and loss statement of Tenant for the 12 month period ending on such date.
     Section 26.21 Telecommunications. Tenant shall have the right to select Tenant’s telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies (“Tenant’s Telecommunications Companies”). Landlord, without charge to Tenant, shall provide Tenant and Tenant’s Telecommunications Companies with reasonable use of the Building’s risers and conduits, and with reasonable access from the point(s) of entry where Tenant’s Telecommunications Companies’ cables enter the Real Estate, in connection with the installation and/or maintenance of the Telecommunications Companies’ cables running to the Premises.
ARTICLE 27
SECURITY DEPOSIT
     Section 27.1 Security Deposit. Tenant shall deposit the Security Deposit with Landlord within 5 days after execution of this Lease as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease.
     Section 27.2 Letter of Credit. Tenant shall deliver the Security Deposit to Landlord in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon (i) any commercial bank or financial institution reasonably satisfactory to Landlord with offices for banking purposes in the Washington, D.C. or New York, N.Y., metropolitan area (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $500,000,000, (ii) Societé Generale or (iii) Citibank. Such Letter of Credit shall (a) name Landlord as beneficiary, (b) be in the amount of the Security Deposit, (c) have a term of not less than one year, (d) permit multiple drawings, (e) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (f) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term (and in no event shall the Letter of Credit expire prior to the 45th day following the Expiration Date) unless the Issuing Bank sends a notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than 45 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. Landlord shall have the right, upon receipt of the Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Article 27, until Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Section 27.2. The Issuing Bank shall agree with all drawers, endorsers and bonafide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in New York City, New York or such other location if presentment may be accomplished by facsimile. The Letter of Credit shall be subject in all respects to the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 500.
     Section 27.3 Application of Security. If an Event of Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, or Landlord receives a Non-Renewal Notice, Landlord may apply or retain the whole or any part of any cash Security Deposit and/or Landlord may notify the Issuing Bank and thereupon receive all or a portion of the Security Deposit represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds, as the case may be, to the extent required for the payment of any Fixed Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (i) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit, Tenant, within 10 days after demand, shall deposit with Landlord (or provide an additional letter of credit meeting the requirements of Article 27) the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. If Landlord receives any amount represented by the Letter of Credit, Landlord shall retain, as a cash Security Deposit, any sum not applied by Landlord in accordance with provisions of Article 27. Landlord shall hold any such cash Security Deposit in accordance with the provisions of Article 27. If Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant within 30 days following the Expiration Date and Tenant’s surrender of the Premises as required by this Lease.
     Section 27.4 Transfer. Upon a sale or other transfer of the Real Property or the Building, or any financing of Landlord’s interest therein, Landlord shall have the right to transfer the Security Deposit to its transferee or lender. With respect to the Letter of Credit, within 10 days after notice of such transfer or financing, Tenant shall arrange for the transfer of the Letter of Credit to the new landlord or the lender, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord or the lender. Tenant shall pay any Letter of Credit transfer fees for the first transfer and Landlord shall pay any Letter of Credit transfer fees for the second and all subsequent transfers. Upon such Transfer Tenant shall look solely to the new landlord or lender for the return of such cash Security Deposit or Letter of Credit and the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the cash Security Deposit or Letter of Credit and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.
     Section 27.5 Reduction. If (a) no more than 2 monetary Events of Default have occurred (with each monetary default or missed payment constituting, for purposes of this Section, a separate Event of Default) during the 3rd or 4th Lease Year, and (b) no Event of Default

exists as of the last day of the 4th Lease Year, then, provided that Tenant complies with the provisions of this Section 27.5, (i) on first day of the 5th Lease Year, the Security Deposit shall be reduced to $350,000. The Security Deposit shall be reduced as follows: Tenant shall deliver to Landlord an amendment to the Letter of Credit (which amendment must be reasonably acceptable to Landlord in all respects), reducing the amount of the Letter of Credit by the amount of the permitted reduction, and Landlord shall execute the amendment and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof. If Tenant delivers to Landlord an amendment to the Letter of Credit in accordance with the terms hereof, Landlord shall, within 10 Business Days after delivery of such a mendment, either (1) provide its reasonable objections to such amendment or (2) execute such amendment of the Letter of Credit in accordance with the terms hereof. If any portion of the Security Deposit is in the form of cash and Tenant would be entitled to a reduction in the Security Deposit under this Section if the entire Security Deposit were in the form of the Letter of Credit, Landlord shall deliver to Tenant the net permitted reduction in the Security Deposit on or before the 15th day of the 5th Lease Year.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

TST WOODLAND FUNDING I, L.L.C.,
a Delaware limited liability company

By: Name:	/s/ Paul A. Galiano Paul A. Galiano	[Seal]
Title:	Vice President

TENANT:

FRANCE TELECOM LONG DISTANCE USA LLC,
a Delaware limited liability company

By:	/s/ Janet M. Matulie	[Seal]
Name:	Janet M. Matulie
Title:	President

Exhibit A
Floor Plan
The floor plans which follow are intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

Exhibit A

Exhibit A

Exhibit A-l
Real Property Description
Beginning at a point on the easterly line of Part of Lot 6, Woodland Associates Limited Partnership, the property of TST Woodland One, L.L.C., said point being N 39 degrees 21’ 35” E, 393.11 feet from a point on the northerly right of way line of Sunrise Valley Drive (Route 5320) marking the southeasterly corner of said Part of Lot 6, Woodland Associates Limited Partnership, the property of TST Woodland One, L.L.C. with said part of Parcel 6, Woodland Associates Limited Partnership, the property of TST Woodland One, L.L.C., the following three (3) courses; N 39 degrees 21’ 35” E, 126.89 feet to a point; N 13 degrees 07’ 22” E, 49.43 feet to a point and East 80.00 feet to a point; thence with the southwesterly and southeasterly lines of Part of Lot 6, Woodland Associates Limited Partnership, the property of TST Woodland, L.L.C., the following four (4) courses; South 18.03 feet to a point; N 77 degrees 17’ 22” E, 294.84 feet to a point; S 25 degrees 47’ 23” E, 107.36 feet to the point of curvature of a curve to the left and 50.29 feet along the arc of said curve having a radius of 333.00 feet and a chord bearing and chord of S 30 degrees 06’ 58” E, 50.24 feet respectively, to a point; thence continuing with said the southwesterly line of part of Lot 6, Woodland Associates Limited Partnership, the property of TST Woodland, L.L.C., and with the southwesterly right of way line of Corporate Drive S 34 degrees 26’ 34” E, 159.48 feet to a point on the said southwesterly right of way line of proposed Corporate Drive marking the point of curvature of a curve to the right; thence continuing with the said southwesterly right of way line of proposed Corporate Drive 341.75 feet along the arc of said curve having a radius of 333.00 feet and a chord bearing and chord of S 05 degrees 02’ 33” E, 326.95 feet respectively, to a point; thence departing from said Corporate Drive and through Part of Lot 6, Woodland Associates Limited Partnership, the property of TST Southpointe I, L.L.C., the following eight (8) courses; N 71 degrees 56’ 40” W, 190.69 feet to a point; N 72 degrees 39’ 06” W, 194.07 feet to a point; N 17 degrees 20’ 54” E, 11.99 feet to a point; N 72 degrees 34’ 21” W, 175.00 feet to a point; N 17 degrees 20’ 54” E, 114.27 feet to a point; N 72 degrees 39’ 06” W, 117.00 feet to a point; N 17 degrees 20’ 54” E, 37.11 feet to a point and N 50 degrees 38’ 25” W, 69.44 feet to the point of beginning.

Exhibit A-2

Garage - Level 1

Reserved Parking
France Telecom

2350 Corporate Park Drive
South Pointe I
2300 Corporate Park Drive
South Pointe II
PHASE TWO
PHASE ONE
BUILDING

Exhibit A-3

Exhibit B
Definitions
          Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N. A., from time to time, for the rate presently referred to as its “base rate”).
          Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building, including Building standard fluorescent lighting, but excluding any specialty lighting, Specialty Alterations or supplemental HVAC systems of tenants.
          Business Days: All days, excluding Saturdays, Sundays and all days observed by the Federal Government as a legal holiday.
          Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.
          Common Areas: The lobby, parking facilities, plaza and sidewalk areas, garage and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises.
          Comparable Buildings: First class office buildings of comparable age, size and quality in the Reston/Herndon submarket of Fairfax County, Virginia.
          Covenants: That certain Declaration of Protective Covenants for Woodland Park, recorded among the land records of Fairfax County, Virginia in Book 6324 at Page 514, as amended and supplemented and any other covenant, condition or restriction affecting the Real Property.
          Deficiency: The difference between (a) the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of the Lease for any part of such period (after first deducting from such rents all expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs).
          Excluded Expenses: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including permits, inspections, allowances, Work Letters and concessions; (f) fixed rent under
Exhibit B

Superior Leases, if any; (g) management fees to the extent in excess of 3% of the gross rentals and other revenues collected for the Real Property; (h) wages, salaries and benefits paid to any persons above the grade of Building Manager and their immediate supervisor (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursable by Tenant (including, without limitation, Tenant’s Excess Electrical Usage) or other tenants other than pursuant to an expense escalation clause; (1) costs in the nature of penalties or fines; (m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) appraisal, advertising and promotional expenses in connection with leasing of the Building; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; I costs incurred in connection with the testing, surveying, containing, removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (classified as such on the Effective Date) existing in the Premises as of the date hereof, (s) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 7.1, (t) mortgage payments or other financing costs; (u) depreciation (except as to tools and equipment used exclusively in the maintenance of the Building); (v) Landlord’s general corporate overhead and general and administrative expenses related to personnel above the level of the immediate supervisor of the property manager for the Building; (w) advertising and promotional expenditures; (x) charitable or political contributions; (y) reserves for expenses beyond current year anticipated expenses; (z) any compensation paid or costs incurred in connection with commercial concessions operated by Landlord; (aa) costs incurred in connection with the sale or transfer of the Real Property, including, without limitation, transfer taxes, recording fees, title insurance premiums, appraisal costs and escrow fees; (bb) expenses for replacements arising from the initial defective or improper construction of the Building regardless of whether such expenses are reimbursed to Landlord by virtue of warranties from contractors or suppliers; (cc) except to the extent of any cost savings, costs and expenses paid or incurred by Landlord to convert, modify or replace HVAC components in the Building using chlorofluorocarbons to alternative refrigerant technology; (dd) costs of reconstruction or repair of the Building pursuant to Article 11 or Article 12 of this Lease; (ee) costs of electrical power for which any tenant directly contracts with the applicable utility provider; (ff) costs or expenses due to Landlord’s negligence or willful misconduct, or Landlords failure to comply with the terms of this Lease; and (gg) costs incurred in connection with a sale or other change in ownership of the Building, including without limitation, brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums and transfer taxes.
Exhibit B

          Landlord shall equitably prorate all Operating Expenses and Taxes (if any) which relate both to the Building and any other property owned by Landlord or an affiliate of Landlord. In no event shall Landlord bill tenants of the Building in the aggregate for more than 100% of the cost actually incurred by Landlord for any item of Operating Expense. The foregoing schedule of exclusions is intended to function solely as an exclusionary listing and shall not be interpreted to permit or authorize any cost or expense which would not otherwise be considered to be an Operating Expense.
          Governmental Authority: The United States of America, the County of Fairfax, or Commonwealth of Virginia, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.
          Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.
          HVAC System: The Building System designed to provide heating, ventilation and air conditioning.
          Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, members, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.
          Lessor: A lessor under a Superior Lease.
          Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.
          Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
          Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.
          Observed Holidays: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.
Exhibit B

          Ordinary Business Hours: 8:00 a.m. to 6:00 p.m. on weekdays and 9:00 a.m. to 1:00 p.m. on Saturdays, excluding Observed Holidays.
          Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) violate the non-residential use permit issued for the Premises or the Building; (f) materially and adversely affect the first-class image of the Building, or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Building; or violate any Requirements or the Covenants. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a nuisance.
          Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. §12,101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, and (iv) utility service providers.
          Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit E, as they may be modified from time to time by Landlord.
Exhibit B

          Specialty Alterations: Above Building Standard Alterations which are not standard office installations, such as kitchens, pantries, executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, non-Building standard life safety systems, security systems or lighting and other Alterations of a similar character.
          Substantial Completion: As to any construction performed by any party, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Lease applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or Building.
          Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.
          Tenant Party: Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.
          Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Premises or the Building.
          Unavoidable Delays: (i) Landlord’s or Tenant’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by such party other than the payment of money or Tenant’s surrender and vacation of the Premises upon the expiration or earlier termination of the Term, or (ii) Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Tenant or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.
Exhibit B

Exhibit C
Work Letter
     This Exhibit C (this “Exhibit”) is attached to and made a part of that certain Deed of Lease dated as of                                                             , 2002 (the “Lease”), by and between TST WOODLAND FUNDING I, L.L.C., a Delaware limited liability company (“Landlord”), and FRANCE TELECOM LONG DISTANCE USA LLC, a Delaware limited liability company (“Tenant”). Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease.
     1. Authorized Representatives.
     (a) Tenant hereby designates Morten Sorensen (“Tenant’s Authorized Representative”) as the individual authorized to approve and initial all plans, drawings, change orders and approvals pursuant to this Exhibit and the act of Tenant’s Authorized Representative shall be sufficient to bind Tenant. Landlord shall not be obligated to respond to or act upon any such item until such item has been approved by Tenant’s Authorized Representative. Any notices required pursuant to this Exhibit shall be conclusively deemed given to Tenant when such notice is delivered to Tenant’s Authorized Representative.
          (b) Landlord designates Rustom Cowasjee (“Construction Supervisor”) as Landlord’s construction supervisor in connection with the construction of the Tenant Improvements, at no additional cost of expense to Tenant. The Construction Supervisor shall be permitted access to the Premises at any time upon 24 hours prior notice to Tenant (except in the case of an emergency, for which no prior notice shall be required) to make periodic inspections of the Premises during construction of the Tenant Improvements; provided, however, neither Landlord nor Construction Supervisor will have any obligation to so inspect the Tenant Improvements and, if Landlord or Construction Supervisor elects to so inspect the performance of all or any portion of the Tenant Improvements, such inspection shall not give rise to any liability by Landlord or Construction Supervisor to Tenant or to any other person or entity.
     2. Initial Improvements.
          (a) Landlord has, at Landlord’s expense, constructed the base building core and shell (the “Base Building”) in substantial conformity with the plans prepared by HOK Architects dated September 27, 1999, as the same have been amended from time to time (the “Base Building Plans”) and beyond which the Tenant Improvements (as defined below) shall be completed in accordance with the terms contained herein. Landlord shall deliver the Premises to Tenant on the Commencement Date in “as-is” condition at such time. Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy. The design, permitting and construction of the improvements to the Premises, as approved by Landlord and Tenant pursuant to this Exhibit (the “Tenant Improvements”), shall be performed by Tenant pursuant to this Exhibit of the Lease and all other applicable provisions including, without limitation, insurance, damage and indemnification provisions of the Lease.
Exhibit C

          (b) All Tenant Improvement work involving the roof of the Building or any other work that may void a Building warranty, shall be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense. Without limiting the foregoing, if Tenant requests work to be done in the Premises or for the benefit of the Premises that necessitates revisions or changes in the design or construction of the Base Building or materially or adversely affects any Base Building system(s), any such changes shall be subject to the prior written approval of Landlord, in its sole discretion. Tenant shall be responsible for all costs and delays resulting from such design revisions or construction changes, including architectural and engineering charges, and any special permits or fees attributed thereto. Before any such design and/or construction changes are made, Tenant shall pay to Landlord the full costs to be incurred by Landlord in connection with such changes. At Landlord’s option, any Tenant Improvements which affect the exterior or structure of the Building or the Base Building system(s) (including, without limitation, any Tenant Improvements that may affect any connection with the fire alarm system and the Building’s HVAC controls) shall be performed by contractors and subcontractors selected by Landlord or approved by Landlord in its sole discretion but at the sole cost and expense of Tenant. Landlord shall have the option to retain an architect or independent engineer to review and/or inspect the Tenant’s plans and specifications at any time prior to Landlord’s approval thereof and/or the Tenant Improvements, at all reasonable times; Tenant shall be responsible for the fees and expenses of such architect and engineer, not to exceed One and 00/100 Dollars ($1.00) per rentable square foot of the Premises.
          (c) From the Base Building Plans specified above, Tenant shall cause its architect and engineer (each, as approved by Landlord, “Tenant’s Architect” and “Tenant’s Engineer”), to prepare and submit to Landlord final architectural and engineering working drawings, mechanical, electrical and plumbing plans, and all other construction documents approved by Tenant (such documents, as approved by Landlord, “Tenant’s Construction Documents”) and generally in accordance with the space plan attached hereto as Exhibit C-l. The selection of Tenant’s Architect and Tenant’s Engineer shall be mutually agreed to between Landlord and Tenant. Tenant’s Construction Documents shall include: master legend, construction plan, reflected ceiling plan, telephone and electrical outlet layout, finish plan and all architectural details, elevations and specifications necessary to construct the Tenant Improvements. Tenant’s Construction Documents and the Tenant Improvements shall conform to and be in accordance with the Minimum Build-Out Standards set forth on Exhibit C-2. and shall, in any event, use design, construction practices and materials consistent with Comparable Buildings. All of Tenant’s plans shall be prepared by Tenant’s Architect, Tenant’s Engineer or a licensed architect and engineer reasonably approved by Landlord and shall be accurate, complete and, in the professional judgment of Tenant’s Architect and Tenant’s Engineer, sufficient to secure the approval of any governmental or quasi-governmental authorities with jurisdiction over the approval thereof (“Authority Having Jurisdiction”).
Exhibit C

          (d) All plans, drawings and other documents ( and changes thereto) shall be prepared in accordance with the requirements set forth on Exhibit C-4 and subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord must respond to submissions within 10 Business Days after Landlord’s receipt thereof; but shall use commercially reasonable efforts to deliver its response within 7 days (other than for the NOC plans) after Landlord’s receipt thereof. Landlord’s approval of a submission shall not constitute either (i) approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay, or (ii) Landlord’s representation that Tenant’s Construction Documents (or changes thereto) are accurate or comply with all Requirements. Any deficiency in design or construction, although the same had prior approval of Landlord, shall be solely the responsibility of Tenant. Within 5 Business Days after the receipt of Landlord’s comments, Tenant’s Architect and Tenant’s Engineer shall make the required modifications (if any) and resubmit 1 full set to Landlord of Tenant’s Construction Documents, initialed by Tenant’s Authorized Representative. Tenant may submit Tenant’s Construction Documents for permitting and Landlord’s approval at the same time.
          (e) Tenant shall endeavor to expeditiously file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the Authority Having Jurisdiction in connection with the commencement and completion of the Tenant Improvements, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as practicable. If minor modifications are at any time required by government authorities to any such plans or specifications, then Tenant shall make such modifications. Tenant shall obtain a nonresidential use permit (or its equivalent) and all other approvals required for Tenant to use and occupy the Premises and to open for business to the public. Copies of all permits are to be forwarded to Landlord promptly after Tenant’s receipt thereof.
     3. General Requirements.
          (a) All materials and equipment incorporated into the Tenant Improvements shall be new or like-new and all work shall be done in a first-class workmanlike manner. All work shall be performed in accordance with the rules and regulations set forth on Exhibit C-3.
          (b) The Tenant Improvements shall proceed only on the basis of approved drawings. Changes that occur during actual construction that differ from the approved drawings will require revised drawings to be submitted for Landlord’s approval; otherwise, Tenant at its own expense may be required to bring the construction into compliance with approved drawings. No drawings are considered “approved” unless they bear Landlord’s signature of approval.
          (c) Landlord shall have no obligation or responsibility to Tenant in respect of any deviations in the actual dimensions of the Premises. Tenant shall have the affirmative obligation (or shall cause Tenant’s Architect or Tenant’s Engineer) to conduct an on-site verification of all measurements, dimensions and conditions affecting the Tenant Improvements prior to letting any contracts for the performance of the Tenant Improvements and prior to ordering the fabrication of any trade fixtures. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times.
Exhibit C

          (d) Tenant and Landlord will coordinate their work schedules so that the construction of the Tenant Improvements may proceed in an efficient and timely manner, and such the Tenant Improvements will be performed at times and in a manner which will not interfere with completion of any other work being performed in the Building. Tenant shall cause the Tenant Improvements to be performed and completed in compliance with all Requirements (including Fairfax County Building Codes) and such rules and regulations as Landlord and its architect and contractor, or contractors, may make.
          (e) Upon Landlord’s approval of Tenant’s Construction Documents and prior to the commencement of any construction, Tenant shall submit the following:
               (i) names of all general contractors and major subcontractors including, without limitation, mechanical, electrical, plumbing, HVAC and life-safety, related to the Tenant Improvements (all of which shall be subject to Landlord’s approval), it being agreed that, prior to bidding out the work, Landlord and Tenant shall agree upon a list of mutually acceptable general contractors from which list Tenant shall select the general contractor to perform the Tenant Improvements;
               (ii) contractor’s certificates of insurance;
               (iii) payment for the Tenant Improvements to be performed by Landlord at Tenant’s expense, if any;
               (iv) copy of all building permit(s);
               (v) construction schedule from Tenant’s contractor;
               (vi) evidence of approval from Tenant’s insurance company for work to be performed within Premises and that all insurance required hereunder has been obtained naming Landlord and Landlord’s Agent as additional insured; and
               (vii) a copy of Landlord’s Contractor Rules and Regulations executed by each contractor and acknowledging such contractor’s agreement to comply with such rules and regulations.
          (f) Tenant shall have the right to require that access to the Premises by Landlord, its agents or contractors be on an escorted basis only.
     4. Completion of the Tenant Improvements. Upon the earlier of such time as the Tenant Improvements shall be completed or 18 months after the Commencement Date, Tenant, at Tenant’s expense, shall:
          (a) furnish final lien waivers and other evidence satisfactory to Landlord that all of the Tenant Improvements has been completed and paid for in full, that any and all liens therefor that have been or might be filed have been discharged of record ( by payment, bond,
Exhibit C

order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding;
          (b) reimburse Landlord for the cost of any the Tenant Improvements done for Tenant by Landlord (it being agreed, however, that Landlord shall have no obligation to perform the same);
          (c) furnish to Landlord all certifications and approvals with respect to the Tenant Improvements that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises;
          (d) within 30 after completion of the Tenant Improvements, Tenant shall cause Tenant’s Architect and Tenant’s Engineer to furnish a full set of “as-built” drawings and Tenant’s Construction Documents to Landlord in blue-line form and on disc in an AUTOCADD Version 14 format;
          (e) furnish an affidavit from Tenant’s architect certifying that all work performed in the Premises is in accordance with the Tenant’s Construction Documents approved by Landlord;
          (f) furnish all guaranties and/or warranties relating to any portion of the Tenant Improvements;
          (g) furnish a certified HVAC air balancing report (reasonably satisfactory to Landlord);
          (h) furnish Landlord with copies of all O&M information, manuals, etc.; and
          (i) a nonresidential use permit (NonRUP) or its equivalent.
     5. Cost and Allowances
          (a) Tenant shall be responsible for and shall directly pay all costs and expenses incurred in connection with the Tenant Improvements (the “Improvement Costs”) and any other expenses associated with Tenant’s occupancy of the Premises. Any provision of this Exhibit to the contrary notwithstanding, Landlord shall not charge Tenant an administrative fee in connection with the Tenant Improvements. Landlord shall provide to Tenant an allowance (“Landlord’s Contribution”) in order to help Tenant pay for the Improvement Costs in the amount of Six Hundred Five Thousand Twenty-Three and 76/100 Dollars ($605,023.76). Landlord’s Contribution shall be applied towards (i) the costs to design and permit the Tenant Improvements; (ii) the costs to purchase materials and install and construct the Tenant Improvements; (iii) the cost of any improvements or alterations requested by Tenant (and approved by Landlord in Landlord’s sole discretion) to be made to the Base Building on account of the Tenant Improvements; (iv) the costs to purchase and install Building signage (if any) as permitted in the Lease; and (v) and for no other purpose. Landlord shall have the right to deduct
Exhibit C

all amounts due from Tenant to Landlord under this Exhibit from Landlord’s Contribution. Contemporaneously with any such deduction, Landlord shall provide Tenant with written notice.
          (b) Provided no Event of Default exists under the Lease, Landlord shall disburse portions thereof to Tenant in accordance with this Exhibit. Landlord shall have no obligation to disburse any amount (x) until the work that is the subject of the payment requisition is complete, and (y) that is greater than the sums that are actually invoiced by Tenant’s contractors as evidenced by Tenant’s delivery to Landlord of an invoice approved by Tenant together with any written contract between Tenant and Tenant’s contractors, appropriate lien releases and any other reasonable information or documentation required by Landlord, and (iii) Landlord shall have no obligation to reimburse Tenant for any invoice that is not received by Landlord (together with the other items required pursuant to this Exhibit in connection with the disbursement) before the end of the 18th monthly anniversary of the Commencement Date. Landlord shall reimburse Tenant within 30 days after receipt of each such requisition, provided that the conditions to each such requisition are satisfied in Landlord’s reasonable discretion, and Tenant provides Landlord all supporting documentation and any other reasonable information required by Landlord simultaneously with the submission of such requisition. If a condition of a requisition is not reasonably satisfactory to Landlord, Landlord will promptly notify Tenant of same so that it can be corrected.
          (c) Landlord shall be entitled to withhold from any requested disbursement for payment a retainage equal to the greater of the retainage set forth in the construction contract or 10% of amount due under the construction contract (the “Retainage”). The Retainage shall be disbursed to Tenant 30 days after Substantially Completion of the Tenant Improvements; provided, that in no event shall the Retainage be disbursed to Tenant until such time as Tenant has complied with the disbursement requirements set forth in this Exhibit.
          (d) All Improvement Costs in excess of Landlord’s Contribution shall be paid by Tenant (or if previously paid by Landlord, shall be reimbursed to Landlord by Tenant) within 30 days after receipt by Tenant of invoices therefor. In the event that the sum of the contract price for construction of the Tenant Improvements (as modified from time to time by change orders), plus any other estimated Improvement Costs exceeds Landlord’s Contribution (“Excess Cost”), Tenant shall deliver to Landlord such documentation as Landlord might reasonably require (e.g., cancelled checks, invoices marked “paid” and lien waivers) to demonstrate that Tenant has paid such Excess Cost from Tenant’s funds (which shall not include any portion of Landlord’s Contribution) prior to Landlord having an obligation to disburse any portion of Landlord’s Contribution or to commence or continue any work and any delay caused by Tenant’s failure to timely perform its obligations with respect to the Excess Cost shall be deemed a tenant delay. Once Tenant has paid the full amount of the Excess Cost for Improvement Costs, Landlord shall apply Landlord’s Contribution to Improvement Costs as provided above. All Improvement Costs outstanding upon exhaustion of the Landlord’s Contribution shall be borne exclusively by Tenant, and Tenant agrees to indemnify Landlord from and against any such costs. All amounts payable by Tenant pursuant to this Exhibit shall be deemed to be Additional Rent for purposes of the Lease.
Exhibit C

     6. Contractor Requirements.
          (a) Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required of Tenant pursuant to Article 13 of the Lease, the following types of insurance:
               (i) Builder’s Risk Insurance. At all times during the period between the commencement of construction of the Tenant Improvements and the date that Tenant completes the Tenant Improvements and satisfies Tenant’s obligations under Section 4 of this Exhibit (the “Completion Date”), Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form, in an amount not less than $3,000,000, covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all the Tenant Improvements in place and all materials stored at the site of the Tenant Improvements, and all materials, equipment, supplies and temporary structures of all kinds incident to the Tenant Improvements and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.
               (ii) Worker’s Compensation. At all times during the period of construction of the Tenant Improvements, Tenant’s contractors and subcontractors shall maintain in effect statutory worker’s compensation as required by the jurisdiction in which the Building is located.
          (b) the Tenant Improvements shall be coordinated with Landlord’s Work and any other work being performed by Landlord and other tenants in the Building so that the Tenant Improvements will not interfere with or delay the completion of any other construction work in the Building.
          (c) It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to provide adequate protection to the structure, systems, finishes and all other components of the Base Building. Such protective measures shall be mutually agreed on by Landlord and Tenant.
          (d) It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to remove and dispose of, at Tenant’s sole cost and expense, at least daily and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from the Tenant Improvements, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of the Tenant Improvements (including stocking refuse). If at any time Tenant’s contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary
Exhibit C

structures, Landlord at its sole option may remove the same at Tenant’s expense without prior notice.
     7. Miscellaneous.
          (a) Roof. Except as otherwise expressly agreed in the Lease, Landlord retains the sole right to disallow any and all roof penetrations by Tenant and roof installation of equipment and/or structures by Tenant.
          (b) Loads. No item shall be mounted on or hung from the interior or exterior of the Building by Tenant without Landlord’s prior written approval; provided such approval is not required for non-structural wall and picture hangings done solely within the Premises. If Tenant desires to mount or hang anything, Tenant shall notify Landlord of the loads involved and shall pay all costs involved.
          (c) Ducts. Subject to the terms of the Lease, Landlord shall have the right to install, maintain, repair and replace in the ceiling space and/or under the concrete slab, adjacent to demising partitions and free standing columns, electrical, water or other lines and/or ducts that may be required to serve the Common Areas or others in the Building.
          (d) Access. Throughout the construction of the Tenant Improvements, Tenant and Tenant’s contractors shall have reasonable access to the Building’s freight elevator and loading dock (at no additional charge), subject to reasonable coordination with Landlord.
Exhibit C

Exhibit C-1

TELCO
IT
TELCO
SERVER
NOC
NOC
SUP
SUITE
LAB

	program	plan	difference
private offices	TBD	10	NA
workstations	TBD	87	NA
noc private offices	4	4	0
noc workstations	9	10	+1
monitoring positions	19	27	+8
total	NA	138	NA

FT Networks, Inc. South Pointe Two

Fifth Floor Plan - Option B7 November 4, 2002

Exhibit C-1

FT Networks, Inc. South Pointe Two

Sixth Floor Plan July 16, 2001

Exhibit C-2

Minimum Build-Out Standards
PARTITIONING:
Demising walls shall be 25 gauge metal stud with 1/2” gypsum wallboard each side, 2 1/2” sound insulation slab-to-slab height/caulked on the top and bottom.

Interior partitioning shall be constructed of 25 gauge metal studs with 1/2” gypsum wallboard on each side to the underside of the ceiling. All building standard partitions shall include a 4” vinyl or wood base on each side. Partitioning ending at the exterior wall of the building shall meet a wall or a column without interfering with the glazing surfaces.

Painting for all partitioning, columns and walls shall receive two (2) coats of flat latex paint.
DOORS:
Suite entry door shall be 3’0” x 8’0”, solid core, stain grade red oak veneer installed in a painted metal frame and furnished with two (2) polished lever handle lock sets.

Interior doors shall be 3’0” x 8’0”, solid core, stain grade red oak veneer installed in a hollow metal painted frame with cylindrical stainless steel passage lever hardware.
CEILING:
2’x 2’ lay-in fissured acoustic tile within a fineline ceiling system.

FLOOR COVERINGS:

$1.50 per usable square foot to furnish and install floor covering.
LIGHT FIXTURES:
2’x 4’ building standard fluorescent lighting fixtures with a parabolic style thirty-two (32) cell reflector w/T8 3,000 k lamps. All light fixtures shall have an electronic ballast. Single-pole light switch, with cover plate, mounted at standard height in building standard partition.
ELECTRICAL AND TELEPHONE OUTLETS:
Interior wall mounted, 120 volt, 20 amp duplex outlet. Interior wall-mounted opening with plaster ring and pull string for telephone connection.
Exhibit C-2

SPRINKLERS:
Fully recessed concealed sprinkler head, installed with piping, as required by the code and regulatory agency.
HEATING, VENTILATING AND AIR CONDITIONING:
The Building shall be heated and cooled by a state-of-the-art variable air volume system. Each floor shall be controlled by two (2) separate fan units, which will each control half a floor. The Tenant’s distribution shall include diffusers and return air grilles as specified in the Base Building drawings.

All demising walls shall adequately provide the appropriate openings required for the return air which may need to be ducted as required.
Exhibit C-2

Exhibit C-3
Construction Rules and Regulations
1.	Tenant and/or the general contractor will supply Landlord with a copy of all permits prior to the start of any work.

2.	Tenant and/or the general contractor will post the building permit on a wall of the construction site while work is being performed.

3.	Tenant shall provide, in writing, prior to commencement of the work, the names and emergency numbers of all subcontractors, the general contractor superintendent, general contractor’s Project Manager and the Construction Manager.

4.	No construction is to be started until proper drawings have been submitted and approved in writing by Landlord.

5.	Landlord is to be contacted by Tenant when work is completed for inspection. All damage to building will be determined at that time.

6.	Any work that is to be performed in other than tenant’s premises must be reviewed and scheduled in advance with Building management.

7.	Landlord will be notified of all work schedules of all workmen on the job and will be notified, in writing, of names of those who may be working in the building after Ordinary Business Hours.

8.	Construction personnel must carry proper identification at all times.

9.	All workers are required to wear a shirt, shoes, and full length trousers.

10.	Landlord must approve all roof top equipment and placement. All penetrations must be cut and flashed by the roof warranty holder of the existing roof system.

11.	Landlord or Tenant shall designate contractor-parking areas.

12.	Contractor must notify landlord two days prior to an independent air balancing service by a certified air balance company. Landlord’s building engineer will accompany the contractor during their work.

13.	Before landlord makes final payment, five sets of as-builts and O&M manuals must be submitted to landlord.
Exhibit C-3

14.	The general contractor (other than Landlord’s contractor(s)) and Tenant shall be responsible for all loss of their materials and tools and shall hold Landlord harmless for such loss and from any damages or claims resulting from the work.

15.	The general contractor shall maintain insurance coverage throughout the job of a type(s), in amounts and issued by an insurance company, reasonably satisfactory to Landlord. Prior to the commencement of work, a Certificate of Insurance must be submitted with the limits of coverage per the limits noted in the lease with the following names as additional insured: TST Woodland Funding I, L.L.C., and Tishman Speyer Properties, L.P.

16.	All key access, fire alarm work, or interruption of security hours must be arranged with the Landlord’s building engineer.

17.	Proper supervision shall be maintained at the job site at all times and Tenant’s workmen, mechanics and contractors must not cause or effect any inconvenience to or interfere with the Buildings operations or Landlord. Tenants workmen, mechanics and contractors shall work in harmony with and shall not interfere with any labor employed by Manager or any other Tenant, or their workmen, mechanics and contractors.

18.	Landlord shall be notified in advance of all ties into building systems, welding, or any work affecting the Base Building or other tenant spaces unless agreed to otherwise, all tie-ins to Base Building fire alarm systems are performed by the Landlord, designated contractor and cost borne by the Tenant.

19.	The following work, in which Landlord is to be notified in advance, must be done on overtime and not during Ordinary Business Hours once any portion of the Building is occupied:
▪	Demolition which per building managers judgment may cause disruption to other tenants.

▪	Oil base painting (on multi-tenant floors)

▪	Gluing of carpeting (on multi-tenant floors)

▪	Shooting of studs for mechanical fastenings

▪	Testing of life safety system, sprinkler tie-ins

▪	Work performed in occupied spaces.

▪	Welding, brazing, soldering and burning with proper fire protection and ventilation

▪	Other activities that, in Building manager’s judgment, may disturb other tenants
Exhibit C-3

20.	All building shutdowns — electrical, plumbing, HVAC equipment, Fire & Life must be coordinated with Building Management in advance. Landlord and Factory Mutual procedures for hot work, Fire Alarm and Sprinkler shutdowns must be followed. Our on-site engineer will detail the requirements summarized below:
▪	Smoke detectors must be bagged or cleaned daily and placed back in service at the end of each day.

▪	Call outs for fire alarm and sprinkler systems must be made with and only with Landlord’s personnel and with the attached forms. All systems must be put back into service at the end of each work day and working correctly.

▪	Hot work (i.e., torch burning/cutting and welding) must be permitted through Landlord’s personnel and contractor must use Landlord’s form.

▪	When welding, contractor shall provide a fused disconnect switch for connection to building power supply and a Fire Watch.

▪	Forms are to be provided at kickoff meeting.
21.	Fire extinguishers supplied by the general contractor must be on the job-site at all times during demolition and construction

22.	No building materials are to enter the building by way of main lobby, and no materials are to be stored in any lobbies at any time.

23.	Contractors or personnel will use loading dock area for all deliveries and will not use loading dock for vehicle parking.

24.	Passenger elevators shall not be used for moving building materials and shall not be used for construction personnel except in the event of an emergency. The designated freight elevator and one or more protected passenger elevators are the only elevators to be used for moving materials and construction personnel. These elevators may be used only when they are completely protected as determined by Landlord’s building engineer.

25.	Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required.

26.	Public spaces, corridors, elevators, bathrooms, lobby, etc. must be cleaned immediately after use. Construction debris or materials found in public areas will be removed at Tenant’s cost.

27.	Contractors will remove their trash and debris daily or as often as necessary to maintain cleanliness in the building. Building trash containers are not to be used for construction debris. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the general contractor or any subcontractor. Further, the building staff is instructed to hold
Exhibit C-3

the driver’s license of any employee of the contractor while using the freight elevator to ensure that all debris is removed from the elevator.

28.	All construction materials or debris must be stored within the project confines or in an approved lock-up.

29.	Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any building trash receptacles but trash receptacles supplied by them.

30.	Construction personnel are not to eat in the lobby or in front of building nor are they to congregate in the lobby or in front of building.

31.	There will be no smoking, eating, or open food containers in the elevators, carpeted areas or public lobbies.

32.	There will be no alcohol or controlled substances allowed or tolerated.

33.	There will be no yelling or boisterous activities.

34.	Radios shall not be played at unreasonably loud levels on job site.

35.	Landlord shall grant access to the Base Building electrical, telephone and mechanical rooms.

36.	No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of the Landlord.

37.	No electrical services are to be put on the emergency circuit, without specific written approval from the Landlord

38.	When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

39.	All public areas such as elevator lobbies, corridors, toilets and service halls shall be protected with masonite and other such materials to the satisfaction of the building manger/representative or representative.

40.	Trash and debris resulting from the work shall be confined to either the interior of the space under construction or an on-site dumpster. If it is a dumpster then such debris shall be kept within the confines of the dumpster. The general contractor shall coordinate the location of the dumpster with the landlord and plywood shall be used to protect the surface from damage.
Exhibit C-3

41.	Contractor is responsible to keep the construction area safe and in a workmanlike manner. Machinery noise shall not interfere with the peaceful enjoyment of any tenant or their invitees to the building. Once occupied, radios in the construction area will not be permitted. No smoking in the building will be allowed at any time.

42.	Clear access to be provided at all times to stairwells, mechanical/electrical equipment and rooms, elevators, fire hoses, valves, fire dampers and maintenance sensitive equipment.

43.	Adequate lighting is to be provided in construction to achieve a safe working environment.

44.	A Tenant valve tag chart shall be submitted to the Building manager.

45.	All piping and wiring systems shall be adequately supported from building structure.

46.	The cleaning of condenser water pipes shall be done in the presence of the Landlord’s representative with the chemical used per the building’s chemical treatment company’s recommendation.

47.	All mechanical and electrical equipment shall have permanent identification labels affixed.

48.	Kitchen exhaust access doors must be clearly identified and accessible for periodic inspection by property manager as required by law.

49.	All telecommunication cabling in common areas, mechanical equipment rooms, etc. shall be installed in an enclosed raceway and shall be identified.

50.	All Air Handlers CAV boxes and VAV boxes need pre-filters (Construction Filters) installed over filter bank and may require periodic changes during the construction period until each floor is complete at which time a change out of filters is required. All units will be required to be cleaned thoroughly if the system is contaminated and this procedure is not maintained.

51.	After all tenant construction is complete, the elevator systems need to be cleaned by the elevator service provider at tenant contractor’s expense. This includes rails, pits, tops of cabs, machine rooms.

52.	All mechanical, telephone, electrical and pump room floors must be painted at the end of the job. Damaged, stained or new walls and pipe, etc. must be painted to match existing pipes and new pipes must match Landlord’s standard colors.
Exhibit C-3

Exhibit C-4
Requirements for Plans and Specifications
     Final architectural detail and working drawings, finish schedules and related plans (three (3) reproducible sets) including without limitation the following information and/or meeting the following conditions:
a.	specifications of all materials, colors and suppliers/manufacturers of wallcoverings, floor coverings, ceiling systems, window coverings and other finishes; all millwork shall be fully detailed to the appropriate level for pricing and construction; all specialty items shall be identified as particular products; and paintings and decorative treatment required to complete all construction;

b.	complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Tenant Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or nonstandard facilities to the Building’s base mechanical systems; and

c.	all final floor plans must be drawn to a scale of one-eighth (1/8) inch to one (1) foot except for larger scaled detailed drawings. Any architect or designer acting for or on behalf of Tenant shall be deemed to be Tenant’s agent in all respects with respect to the design and construction of the Premises.

Exhibit D
Cleaning Specifications
NIGHTLY
General Offices:
1.	All hard surfaced flooring to be swept using approved dustdown preparation.

2.	Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.
Lavatories:
1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles from tenant supply and remove wastepaper.

7.	Fill toilet tissue holders from tenant supply.

8.	Empty and clean sanitary disposal receptacles.
Exhibit D

WEEKLY
1.	Vacuum all carpeting and rugs.

2.	Dust all door louvers and other ventilating louvers within a person’s normal reach.

3.	Wipe clean all brass and other bright work.
QUARTERLY
High dust premises complete including the following:
1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, bucks and other surfaces not reached in nightly cleaning.

3.	Dust all Venetian blinds.

4.	Wash all windows.
Exhibit D

Exhibit E
Rules and Regulations
     1. Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord.
     2. No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord. All lettering on doors shall be inscribed, painted or affixed in a size, color and style acceptable to Landlord.
     3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant, nor shall any articles be placed on the window sills, radiators or convectors.
     4. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
     5. The Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.
     6. Except in those areas designated by Tenant as “security areas,” all locks or bolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such 1ocks inoperable by the Building’s Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.
     7. Tenant shall keep the entrance door to the Premises closed at all times.
     8. All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.
Exhibit E

     9. All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.
     10. No Tenant Party shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord except as otherwise expressly provided in Exhibit G to the contrary.
     11. Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.
     12. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.
     13. Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entry ways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s hauler.
     14. Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord, and as Landlord may direct.
     15. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.
     16. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.
     17. No bicycles, in-line roller skates, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building.
     18. Canvassing or soliciting in the Building is prohibited.
     19. Employees of Landlord or Landlord’s Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.
     20. Tenant is responsible for the delivery and pick up of all mail from the United States Post Office.
Exhibit E

     21. Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.
     22. Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of these Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.
Exhibit E

Exhibit F
Existing Furnishings

Workstations:	Manufacturer:	Floor 5	Floor 6	Total
Cubicles	Teknion	128	124	252
B/B/Files	Teknion	128	136	264
Overhead Bin & Task Lt	Teknion	128	124	252
Whiteboard Dividers	Teknion	64	62	126
Work Carts at Cubes (Windows)	Teknion	30	30	60
Desk Chairs	Teknion Amicus	128	124	252
Touchdowns, Desk Chairs	Teknion Amicus	118	106	224

Corridors:	Manufacturer:	Floor 5	Floor 6	Total
Lateral Files	Teknion, 3 High	60	56	116
Storage Cabinets	Teknion, 3 High	13	12	25
Lateral Files	Teknion, 2 High	8	8	16

Conference Rooms:	Manufacturer:	Floor 5	Floor 6	Total
Tables with LAN Access	Vecta	2	2	4
Leather Chairs	Dauphin	40	40	80
Whiteboard Cabinets & Moveable	Egan Visual (2 cabs/1moveab)	3	3	6
TV, Catering Carts	Bretford	3	3	6
Moveable Tables	Vecta	6	6	12
Team Room Tables	Teknion	4	2	6
Whiteboards, Wall Mounted	Egan Visual	4	3	7

Labs:	Manufacturer:	Floor 5	Floor 6	Total
Storage Cabinet	Teknion, 2 High	4	4	8
Tables	Teknion	4	4	8
Computer Furniture	EDP	2	2	4

Freestanding Lounge:	Manufacturer:	Floor 5	Floor 6	Total
Sofas	Bernhardt	4	4	8
Chairs to Match	Bernhardt	2	2	4
Occasional Tables	Bernhardt	3	4	7
Stuffed Seating with Table Arm	Metro	8	8	16
Banquette Seating Sections	Martin Brattrud	8	8	16
Hi/Low Tables (Round)	Metro	5	5	10
Square Work Tables	Teknion, Wood Tops	4	5	9
Triangle Work Tables	Teknion, Wood Tops	5	5	10
Bar Stools		12	12	24
Exhibit F

Other Miscellaneous Pieces:	Manufacturer:	Floor 5	Floor 6	Total
Large Refrigerators		2	2	4
Small Refrigerators		1	1	2
Small Refrigerators/Ice Maker		0	1	1
Ice Makers		1	1	2
Dish Washers		1	1	2
Ceiling Hung Projectors		1	0	1
Projector Screens		1	1	2
Exhibit F

Exhibit G
Antenna
     1. Right to Install. So long as no Event of Default has occurred, Tenant shall have the right, at its sole cost and expense, and for its own use, to purchase, install, maintain and operate upon a portion of the rooftop of the Building certain telecommunications equipment (the “Rooftop Communications Equipment”). Tenant shall furnish detailed plans and specifications for the Rooftop Communications Equipment (or modification) to Landlord for approval, which approval will not be unreasonably withheld; provided, Landlord shall have the right, in its sole discretion, to limit the location, size, height, width and weight of the Rooftop Communications Equipment and to prohibit any Rooftop Communications Equipment which Landlord reasonably determines not to be aesthetically acceptable. The square footage on the roof of the Building that Tenant shall be permitted to use for Tenant’s Rooftop Communications Equipment shall be equal to 35% of the total square footage of the portion of the roof of the Building that Landlord permits to be used for rooftop communications equipment. In no event shall the Rooftop Communications Equipment (including without limitation any guy wires) be located outside the portion of the rooftop allocated to Tenant (which allocation shall include the non-exclusive easement provided under Section 4 of this Exhibit). If Landlord determines it to be reasonably necessary, Landlord shall have the right to require, at Tenant’s expense, that a structural engineering report be prepared prior to Landlord’s approval of any proposed Rooftop Communications Equipment. Tenant will use the Rooftop Communications Equipment solely for Tenant’s and Tenant’s customers communications and data transfer operations and for no other purpose.
     2. Costs. Tenant shall pay all costs of purchase, design, installation, operation, permitting, utilization, insurance, replacement, maintenance and removal of the Rooftop Communications Equipment. Any provision of the Lease or this Exhibit to the contrary notwithstanding, Landlord shall have the right to separately meter the Rooftop Communications Equipment for electricity or to cause Tenant to separately meter the Rooftop Communications Equipment for electricity, in either case, at Tenant’s expense, and, in such case, Tenant shall pay as Additional Rent the electricity charges for the Rooftop Communications Equipment directly to Landlord or to the electricity provider, as Landlord shall determine.
     3. Other Parties’ Rights. Landlord has advised Tenant that other tenants of the Building have certain rights to erect communications systems on the roof of the Building. Landlord shall have the right for itself and to permit other current and future tenants to use portions of the roof for communications equipment or for any other use so long as such use does not materially interfere with Tenant’s use. Tenant covenants that it will not use its Rooftop Communications Equipment in a manner that will interfere with Landlord’s and/or any current or future tenant’s use of the roof of the Building for communications equipment (provided such current tenant’s use exists as of the Commencement Date, or such future tenant’s use exists prior to Tenant’s use that interferes with such future tenant’s then existing use) or for any other use. Tenant shall not permit the Rooftop Communications Equipment to constitute a nuisance or to
Exhibit G

interfere with the operations of Landlord or other tenants occupying the Building or using other portions of the roof of the Building for communications systems.
     4. Easements. Tenant is hereby granted such nonexclusive easements and licenses for (i) use of any Building shafts required to install the electrical or communication wiring; (ii) access to the roof at all reasonable times and in emergencies; and (iii) use of a mutually agreed upon area of the roof to install and operate the Rooftop Communications Equipment. The Rooftop Communication Equipment shall be connected to the Premises by cable (or other appropriate means), the installation of which shall be performed by Tenant at Tenant’s cost.
     5. Permits and Approvals. Tenant shall be responsible for procuring all licenses and permits may be required for the installation, use or operation of the Rooftop Communications Equipment, and Landlord makes no warranties or representations as to the permissibility or the permitability of the Rooftop Communications Equipment under applicable laws, rules or regulations. Prior to installing the Rooftop Communications Equipment, Tenant will deliver to Landlord reasonable evidence of Tenant’s having obtained all necessary governmental approvals (if any such approval are required) for the installation of the Rooftop Communications Equipment.
     6. Installation. Upon Landlord’s written approval of the plans and specifications and the installation contract for the Rooftop Communications Equipment, the Rooftop Communications Equipment shall be installed by Tenant’s communications equipment contractor, which contractor shall be subject to Landlord’s reasonable approval. Tenant shall (i) construct, maintain and operate the Rooftop Communications Equipment in compliance with all applicable laws, rules and regulations of all Federal, state and local governmental authorities including, without limitation, the Federal Communications Commission; (ii) have the Rooftop Communications Equipment designed, installed, utilized and operated so as not to adversely affect or impact the structural, communications or other systems of or serving the Building; and (iii) have the Rooftop Communications Equipment installed in accordance with the Building rules and regulations or any other reasonable regulations promulgated by Landlord pertaining to construction in or on the Building by third-party contractors. Upon installation of the Rooftop Communications Equipment, Tenant shall furnish Landlord with an “as built” drawing of the Rooftop Communications Equipment certified by Tenant’s architect or such other professional as Landlord shall reasonably approve.
     7. Charges. Landlord will not charge Tenant rent for the rooftop space occupied by the Rooftop Communications Equipment. Tenant will pay Landlord within 30 days after written demand for any expenses incurred by Landlord arising from any damage caused to the Building in connection with the installation, maintenance, operation or removal of the Rooftop Communications Equipment and all special cabling associated therewith.
     8. Removal. Upon the expiration or earlier termination of this Lease, Tenant shall remove all Rooftop Communications Equipment and all special cabling associated therewith and repair any damage caused to the Building by the Rooftop Communications Equipment or the removal thereof.
Exhibit G

Exhibit H
Signage
     1. Parapet Sign. Tenant shall have the non-exclusive right, at no additional charge, to have an illuminated sign listing Tenant’s trade name (or a reasonable variation thereof) placed at the top of the Building on a side of the Building mutually agreeable to Landlord and Tenant and as otherwise specified and located as shown on Schedule H-A (together with any replacements thereof, the “Parapet Sign”). The Parapet Sign shall not exceed 100 square feet and shall otherwise be in accordance with Fairfax County regulations and shall be substantially similar to the Winstar parapet sign presently located at South Pointe I.
     2. Installation. Upon Landlord’s written approval of the plans and specifications and the installation contract for the Parapet Sign, the Parapet Sign shall be installed by Tenant’s sign contractor under Landlord’s supervision, which contractor shall be subject to Landlord’s reasonable approval. Tenant shall (i) construct, maintain and operate in compliance with all applicable Requirements; (ii) have the Parapet Sign designed, installed, utilized and operated so as not to materially adversely affect or impact the structural or other systems of or serving the Building; and (iii) have the Parapet Sign constructed in accordance with the Building rules and regulations or any other reasonable regulations promulgated by Landlord pertaining to construction in or on the Building by third-party contractors. Upon installation of the Parapet Sign, Tenant shall furnish Landlord with an “as built” drawing of the Parapet certified by Tenant’s architect or such other professional as Landlord shall reasonably approve.
     3. Specifications. Parapet Sign. Prior to installing the Parapet Sign, Tenant shall furnish detailed plans and specifications (including the size, color, material, letter style, type of sign and all other relevant specifications) for the Parapet Sign (or any modification) to Landlord. If Landlord determines it to be reasonably necessary, Landlord shall have the right to require, at Tenant’s expense, that a structural engineering report be prepared prior to Landlord’s approval of the plans and specifications for the Parapet Sign. The size, color, material, lettering style, type of sign, location and all other aspects of the Parapet Sign shall be subject to Landlord’s reasonable approval provided that the current logo of Tenant in terms of color and design is hereby approved by Landlord. Landlord shall have the right to prohibit any aspect of the Parapet Sign that Landlord reasonably determines not to be aesthetically acceptable.
          Following Tenant’s request for Landlord’s consent to the plans and specifications of the Parapet Sign, Landlord shall deliver to Tenant written notice approving such plans and specifications or providing the reasons for Landlord’s disapproval thereof (a “Parapet Plan Response”). If Landlord has not delivered a Parapet Plan Response within 10 days after Tenant’s request, Tenant shall send a second notice, conspicuously captioned “SECOND REQUEST FOR LANDLORD’S APPROVAL.” If Landlord has not delivered a Parapet Plan Response on or before the 10th day following delivery of such second notice, Landlord shall thereafter be deemed to have consented to the plans and specifications previously delivered by Tenant.
Exhibit H

     4. Rights Not Assignable. Tenant’s rights under this Exhibit shall not be separately assignable by Tenant, but shall be transferred together with all of Tenant’s other rights and obligations under this Lease in connection with any assignment of subletting by Tenant permitted under Article 13 of this Lease.
     5. Costs. Tenant shall pay all costs of design, manufacture, installation, operation, permitting, utilization, insurance, replacement, maintenance and removal of the Parapet Sign.
     6. Easements. Landlord shall reasonably cooperate with Tenant in obtaining any easements necessary for the Parapet Sign.
     7. Permits and Approvals. Tenant shall be responsible for procuring all licenses and permits may be required for the installation, use or operation of the Parapet Sign, and Landlord makes no warranties or representations as to the permissibility or the permitability of the Parapet Sign under applicable laws, rules or regulations. Prior to installing the Parapet Sign, Tenant will deliver to Landlord reasonable evidence of Tenant’s having obtained all necessary governmental approvals for the installation of the Parapet Sign. Landlord and Tenant will cooperate with each other in good faith to attempt to obtain from all owner associations, tenant associations, architectural control committees and similar organizations or authorities at Woodland Park the consents or approvals of such parties to the extent required (as determined by Landlord) in connection with the Parapet Sign. Landlord shall use commercially reasonable efforts, but without being required to incur any out-of-pocket expenses, to assist Tenant in obtaining all required approvals.
     8. Removal. Upon the earlier of the expiration or earlier termination of this Lease or the occurrence of any of the events set forth in Section 9, Tenant shall remove the Parapet Sign and repair any damage to the Building caused by the Parapet Sign or the removal thereof.
     9. Conditions. Tenant’s rights under this Exhibit shall cease if any of the following occurs: (a) a monetary Event of Default exists for more man 30 days; or (b) Tenant assigns this Lease or sublets more than 50% of the total number of rentable square feet contained in the original Premises to entities which are not Related Entities.
Exhibit H

\

Schedule H-A

Signage Exhibit

France Telecom at South Pointe II

(for general locational purposes only ... not to spec)

Exhibit I
Generator
     1. Right to Install. Tenant shall have the right, at Tenant’s expense and for its own use, to purchase, install, maintain and operate at the Building an emergency power generator (the “Generator”) and a fuel tank (the “Tank”) for the Generator. Tenant shall deliver to Landlord detailed plans and specifications for the Generator and the Tank (including the proposed location of and screening for the Generator and the Tank) and a copy of Tenant’s contract for installing the Generator and the Tank, which plans and specifications and contract shall be subject to Landlord’s reasonable approval; provided, however, Landlord shall have the right, in its sole discretion, to prohibit any Generator and Tank which Landlord determines not to be aesthetically acceptable. The Generator shall be located approximately as shown on Schedule I-A to this Exhibit. If Landlord determines it to be reasonably necessary, Landlord shall have the right to require, at Tenant’s expense, that an engineering or other report be prepared prior to Landlord’s approval of the proposed Generator and Tank.
          Following Tenant’s request for Landlord’s consent to the plans and specifications for the Generator and Tank, Landlord shall deliver to Tenant written notice approving such plans and specifications or providing the reasons for Landlord’s disapproval thereof (a “Generator Plan Response”). If Landlord has not delivered a Generator Plan Response within 10 days after Tenant’s request, Tenant shall send a second notice, conspicuously captioned “SECOND REQUEST FOR LANDLORD’S APPROVAL.” If Landlord has not delivered a Generator Plan Response on or before the 10th day following delivery of such second notice, Landlord shall thereafter be deemed to have consented to the plans and specifications previously delivered by Tenant.
     2. Costs. Tenant shall pay all costs of purchase, installation, maintenance, replacement, governmental inspection, permitting, insurance, clean up and operation (no part of which shall be paid by Landlord or from Landlord’s Contribution) of the Generator and the Tank.
     3. Other Parties’ Rights. Tenant covenants that it will not use its Generator or the Tank in a manner that will unreasonably interfere with Landlord’s and/or any current or future tenant’s use of the Project.
     4. Easements. Tenant is hereby granted such nonexclusive easements and licenses for (i) use of any Building shafts required to install the electrical wiring for the Generator and Tank; and (ii) access to the Generator and the Tank at all reasonable times and in emergencies. The Generator shall be connected to the Premises by electrical wiring, the installation of which shall be performed by Tenant’s contractor, at Tenant’s expense.
     5. Permits. Tenant shall be responsible for procuring all licenses and permits required for the installation, use or operation of the Generator and the Tank, and Landlord makes no representations or warranties regarding the permissibility or the permitability of the Generator and the Tank under applicable laws.
Exhibit I

     6. Installation. Upon Landlord’s written approval of the plans and specifications and of the installation contract for the Generator and Tank, the Generator and Tank shall be installed, at Tenant’s expense, by a contractor reasonably acceptable to Landlord. The Generator and Tank shall, by Tenant and at Tenant’s expense, (i) be constructed, installed and maintained in compliance with all applicable laws and regulations; (ii) be designed, installed, utilized and operated so as not to adversely affect or impact the structural, communications or other systems of or serving the Building; and (iii) be constructed, installed and maintained in accordance with the Building rules and regulations or any other reasonable regulations promulgated by Landlord pertaining to construction in or on the Building by third-party contractors. Upon installation of the Generator and Tank, Tenant shall furnish Landlord with an “as built” drawing of the Generator and Tank certified by Tenant’s architect or such other professional as Landlord shall reasonably approve.
     7. Removal. At the time Landlord approves Tenant’s plans and specifications for the Generator and/or Tank, Landlord shall advise Tenant in writing if Landlord will require Tenant to remove the Generator and/or Tank at the expiration or earlier termination of this Lease. If Landlord advises Tenant that such removal is required, upon the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall remove the Generator and the Tank and related wiring and other equipment associated therewith and shall repair any damage to the Project caused by such removal. If Landlord does not require such removal, the Generator and/or the Tank shall remain at the Building without payment by Landlord and Tenant shall deliver to Landlord an executed bill of sale for the Generator and Tank upon Landlord’s request.
     8. Charges. Landlord shall not charge Tenant for Tenant’s use or placement of the Generator and Tank at the Project, other than for any electricity (and, if Tenant uses Landlord’s tank, diesel or other fuel used by Tenant) in operating the Generator and Tank.
     9. Insurance. Tenant shall insure the Generator and Tank under such policies, with such insurers, in such amounts and upon such terms as Landlord shall reasonably require. Tenant shall pay Landlord within 30 days after demand by Landlord any increase(s) in Landlord’s insurance premium(s) attributable to the Tenant’s Generator and Tank.
     10. Indemnification. Tenant’s indemnification obligations set forth in the Lease with regard to the Premises shall also apply to the Generator and the Tank.
Exhibit I

Schedule I-A

Exhibit J
Rooftop HVAC
     1. Right to Install. So long as no Event of Default has occurred, Tenant shall have the right, at its sole cost and expense, and for its own use, to purchase, install, maintain and operate upon a portion of the rooftop of the Building 2 supplemental HVAC units which shall serve the Premises (“Rooftop HVAC Units”) in accordance with the plans and specifications attached hereto as Schedule J-A at the location shown thereon. Tenant shall furnish detailed plans and specifications for the Rooftop HVAC Units (or modification) to Landlord for approval, which approval will not be unreasonably withheld; provided, Landlord shall have the right, in its sole discretion, to limit the location, size, height, capacity, width and weight of the Rooftop HVAC Units and to prohibit any Rooftop HVAC Units which Landlord reasonably determines not to be aesthetically acceptable. In no event shall the Rooftop HVAC Units be located outside the portion of the rooftop allocated to Tenant (which allocation shall include the non-exclusive easement provided under Section 4 of this Exhibit). If Landlord determines it to be reasonably necessary, Landlord shall have the right to require, at Tenant’s expense, that a structural engineering report be prepared prior to Landlord’s approval of any proposed Rooftop HVAC Units.
     2. Costs. Tenant shall pay all costs of purchase, design, installation, operation, permitting, utilization, insurance, replacement, maintenance and removal of the Rooftop HVAC Units. Any provision of the Lease or this Exhibit to the contrary notwithstanding, Landlord shall have the right to separately meter the Rooftop HVAC Units and related equipment for electricity or to cause Tenant to separately meter the Rooftop HVAC Units and related equipment for electricity, in either case, at Tenant’s expense, and, in such case, Tenant shall pay as Additional Rent the electricity charges for the Rooftop HVAC Units and related equipment directly to Landlord or to the electricity provider, as Landlord shall determine.
     3. Other Parties’ Rights. Tenant covenants that it will not use its Rooftop HVAC Units in a manner that will interfere with Landlord’s and/or any current tenant’s current use of the roof of the Building.
     4. Easements. Tenant is hereby granted such nonexclusive easements and licenses for (i) use of any Building shafts required to install the electrical or communication wiring; (ii) access to the roof at all reasonable times and in emergencies; and (iii) use of a mutually agreed upon area of the roof to install and operate the Rooftop HVAC Units. The Rooftop HVAC Units shall be connected to the Premises by pipes, conduit or cables (or other appropriate means), the installation of which shall be performed by Tenant at Tenant’s cost.
     5. Permits and Approvals. Tenant shall be responsible for procuring all licenses and permits may be required for the installation, use or operation of the Rooftop HVAC Units, and Landlord makes no warranties or representations as to the permissibility or the permitability of the Rooftop HVAC Units under applicable laws, rules or regulations. Prior to installing the Rooftop HVAC Units, Tenant will deliver to Landlord reasonable evidence of Tenant’s having obtained all necessary governmental approvals (if any such approval are required) for the installation of the Rooftop HVAC Units.
     6. Installation. Upon Landlord’s written approval of the plans and specifications and the installation contract for the Rooftop HVAC Units, the Rooftop HVAC Units shall be installed by Tenant’s communications equipment contractor, which contractor shall be subject to Landlord’s reasonable approval. Tenant shall (i) construct, maintain and operate the Rooftop HVAC Units in compliance with all applicable laws, rules and regulations of all Federal, state and local governmental authorities; (ii) have the Rooftop HVAC Units designed, installed, utilized and operated so as not to adversely affect or impact the structural, communications or other systems of or serving the Building; and (iii) have the Rooftop HVAC Units installed in accordance with the Building rules and regulations or any other reasonable regulations promulgated by Landlord pertaining to construction in or on the Building by third-party contractors. Upon installation of the Rooftop HVAC Units, Tenant shall furnish Landlord with an “as built” drawing of the Rooftop HVAC Units certified by Tenant’s architect or such other professional as Landlord shall reasonably approve.
     7. Charges. Landlord will not charge Tenant rent for the rooftop space occupied by the Rooftop HVAC Units. Tenant will pay Landlord within 30 days after written demand for any expenses incurred by Landlord arising from any damage caused to the Building in connection with the installation, maintenance, operation or removal of the Rooftop HVAC Units and all special cabling associated therewith.

Schedule J-A

Exhibit K

Design Standards
Structure — Poured in place concrete, 80 lb./sq. ft. live load, 20 lb./sq. ft. partition load capacity.
Column Spacing — 44’-6” x 20’-0” bay spacing
Exterior — Precast architectural spandrel panels and column covers with unitized windows and curtainwall system.
Roof — Hot — Applied rubberized asphalt system with a 15 year system warranty
Electrical System
1. The building power distribution system will be served from a pad mounted Virginia Power Transformer. The building power will be distributed from a 4000 AMP, 277/480V, 3f, 4W distribution switchboard, through one (1) vertical busduct up the building serving all tenant floors. Power is distributed to the tenant floor from busduct plug-in units. Panelboards in each of the typical floor electric rooms are as follows:
A.	1 — 400 AMP, 277/480V, 3f, 4W 42-pole for tenant area lighting, heating and air conditioning.

B.	1 — 400 AMP, 120/208V, 3f, 4W 84-pole for tenant area receptacles.

C.	1—112.5 KVA K-13 rated transformer.

All bussing in panelboards, busduct and switchboard is copper.
2.	The building load densities are as follows:

A.	Building Total	19 Watts/Sq. Ft.
B.	Lighting (Tenant)	2 Watts/Sq. Ft.
C.	Receptacles (Tenant)	4 Watts/Sq. Ft.
D.	HVAC	7 Watts/Sq. Ft.
E.	Miscellaneous	1 Watt/Sq. Ft.
F.	Spare (Tenant)	5 Watts/Sq. Ft.
3.	Tenant may obtain spare capacity from extension of the vertical busduct in a spare bus-tap opening.

Mechanical System
Exterior and interior zones shall be air conditioned by packaged, water-cooled self-contained variable air volume (VAV) air conditioning units with integral water economizer (one unit per floor) conveying air through medium pressure loop ductwork to VAV boxes. Perimeter zones of each floor and the interior of the 6th floor will be served by series type, fan powered VAV boxes with electric resistance heating coils. The interior of all other floors will be served by cooling only shut-off type VAV boxes.
VAV zones have been designed at an approximate ratio of 1 box per 750 S.F. and 1 box per 1500 S.F. for the perimeter and interior zones respectively.
Heating and Cooling design parameters:

Indoor Conditions:
Summer	75°F db / 50% RH
Winter	72°F db / no humidity control
Outdoor Conditions:
Summer	95°F db / 78°F wb
Winter	0°Fdb
Outdoor air will be provided at a rate of 20 CFM per person (as per latest edition of the International Mechanical Code). The number of people will be based on normal office occupancy of 7 people/ 1000 s.f. In addition, 5% of the occupied office space has been calculated as conference rooms (at 50 people/1000 s.f). A constant supply of outdoor air will be introduced on each floor.
The entire basebuilding HVAC system will be installed as part of the core and shell scope with the exception of the low pressure ductwork downstream of all VAV boxes and supply and return diffusers.
Wet Columns
2 wet columns per floor for use by Tenant.
Window Covering
1 inch thin slat Venetian blinds provided for perimeter windows.
Elevators
Electric geared elevators, 350 fpm. Three 3500 lb. capacity passenger elevators and one 3500 lb. combination passenger/freight elevator.

Life Safety
Vertical sprinkler distribution to each floor. Fire standpipe and basebuilding fire alarm provided pursuant to the applicable building codes. Main sprinkler line installed with upturned heads at a ratio of 1 head per 225 rentable square feet. Any sprinkler heads required in excess of this number will be part of the tenant improvements.
A closed-circuit, electrically supervised, non-coded addressable fire alarm system will be provided, consisting of a main control panel, manual fire alarm stations, sprinkler water flow alarm devices, smoke detection devices, flashing signal, horns, voice communication, supervisory control and supervisory annunciated remote-indicating annunciators and all other items of equipment required to erect a complete fire alarm system to comply with local fire codes.
The emergency service is provided by a pad mounted diesel generator which produces 175 KW at 277/480V, 3ø, 4W. The generator will provide emergency power to all white lights and exit signs, fire alarm system, security system, fire pump and elevator.
Empty conduits have been provided for a tenant supplied generator which would be placed adjacent to the emergency generator.
Energy Management and Control Systems
A building management system will be provided to monitor and control mechanical equipment. The system will be a PC based computer-based, stand-alone type. System will be capable of monitoring and control of all functions from a remote location via modem.

Exhibit L
Conduit Connection
     1. Connection. Tenant shall have the non-exclusive right, in accordance with the terms of this Exhibit, to connect the Premises to the telecommunications room in the South Pointe I building via cabling to be located in the underground conduit that links the Building and South Pointe I so that Tenant can participate in a Public Synchronous Optical Network (“SONET”) provided by local telephone company.
     2. Arrangements for and Maintenance of SONET Service.
          a. Tenant will cause the local telephone company to prepare an engineering assessment for SONET service for Tenant for greater data and voice transmission reliability. Promptly after Tenant receives the engineering report, Tenant will provide Landlord with a copy of the report. If Tenant then decides to obtain SONET service at the Premises, Tenant will make all necessary arrangements for such service and Tenant will coordinate the installation of such service with Landlord. Tenant shall, at Tenant’s expense, (i) obtain all necessary studies, reports and permits pertaining to the SONET service, (ii) pay all SONET service and equipment acquisition, rent and other charges, and (iii) perform in a timely manner all installation, maintenance, repair and removal work arising in connection with the SONET service and equipment.
          b. Landlord shall have no obligation (i) to bring or provide SONET service to the Building or to South Pointe I; (ii) for any SONET equipment failure; (iii) for any cessation in the SONET service; (iv) for any change in the terms or charges under which SONET service is provided to Tenant; (v) to install, maintain, repair or remove any SONET service equipment.
     3. SONET Equipment.
          a. The location and the amount of space in the communications closet(s) and in the underground conduit at the Building and at South Pointe I available for SONET service equipment (which shall include any necessary wiring) must be determined and approved in writing by Landlord prior to installation of any equipment therein. Tenant shall have no collocation rights.
          b. Tenant shall cause the SONET equipment to be installed in a good and workmanlike manner and in accordance with all applicable Requirements by a certified, qualified contractor. The installation must not damage, interact or interfere with existing tenants, future tenants or any base building equipment. Prior to installing any SONET equipment, Tenant must deliver to Landlord a copy of all governmental permits required for such installation, together with a current certificate of insurance reasonably satisfactory to Landlord.
          c. Tenant shall give Landlord notice to the extent that Tenant needs access to any SONET equipment located outside of the Premises and Landlord will make reasonable arrangements to provide Tenant will such access. Landlord shall have the right to require that a Landlord-designated engineer or other professional accompany Tenant and Tenant’s contractors, at Tenant’s expense, when Tenant or Tenant’s contractors are accessing any SONET equipment located outside of the Premises.
     4. Proportionate Share. Within 30 days after receipt of an invoice therefore, Tenant shall reimburse Landlord for Tenant’s proportionate share of any conduit repair and maintenance costs.
     5. Removal. Tenant shall remove the SONET equipment at the Building and at South Pointe I (including the conduit wiring) within 60 days after the earlier of the SONET service no longer being provided for Tenant, the occurrence of an Event of Default or the Expiration Date. If any SONET equipment remains in place beyond the aforementioned removal date, Landlord shall have the right to remove the SONET equipment and to repair any damage caused by such removal, at Tenant’s expense.
     6. Landlord’s Liability. In connection with any transfer of Landlord’s interest in the South Pointe I building, Landlord shall cause the purchaser thereof to assume Landlord’s obligations under this Exhibit as they pertain to the South Pointe I land and building, from the date of such transfer and continuing thereafter during such transferee’s period of ownership of South Point I. Subject to foregoing, following any such transfer, Tenant shall look solely to such transferee in connection with the enforcement, exercise and performance of Tenant’s rights and Landlord’s obligations under this Exhibit as they pertain to the South Pointe I building. In connection with any transfer of Landlord’s interest in the Building, Tenant shall look solely to Landlord in connection with the enforcement, exercise and performance of Tenant’s rights and Landlord’s obligations under this Exhibit as they pertain to the South Pointe I building for so long as Landlord owns South Point I.

EXHIBIT B

SUBLEASED PREMISES
[Attached]

EXHIBIT C
RENT TABLE

	Minimum Rent Per
	Square Foot	Minimum Rent
Sublease Year	(Annual)	(Monthly)
First Sublease Year	$24.50	$56,660.33
Second Sublease Year	$25.48	$58,926.75
Third Sublease Year	$26.50	$61,283.82
Fourth Sublease Year	$27.56	$63,735.17

EXHIBIT D
FURNITURE LIST
[Attached]

Exhibit D
Standard Cubes

						Cabinet,
		Nameplate,	Desk, Cube	Desk, Cube	Cabinet,	Rolling	Chair, Swivel	Divider with
Location	Type	Numbered	(3 pieces)	(1 piece)	Overhead	(3 Drawers)	(Cloth, 2 Arms)	Whiteboard
5102	Cube	1	1		1	1	1	1/2
5103	Cube	1	1		1	1	1	1/2
5112	Cube	1	1		1	1	1	1/2
5113	Cube	1	1		1	1	1	1/2
5122	Cube	1	1		1	1	1	1/2
5123	Cube	1	1		1	1	1	1/2
5132	Cube	1	1		1	1	1	1/2
5133	Cube	1	1		1	1	1	1/2
5602	Cube	1	1		1	1	1	1/2
5603	Cube	1	1		1	1	1	1/2
5612	Cube	1	1		1	1	1	1/2
5613	Cube	1	1		1	1	1	1/2
5622	Cube	1	1		1	1	1	1/2
5623	Cube	1	1		1	1	1	1/2
5625	Cube	1	1		1	1	1	1/2
5626	W Cube	1		1	1	1	1	1/2
5632	Cube	1	1		1	1	1	1/2
5633	Cube	1	1		1	1	1	1/2
5635	Cube	1	1		1	1	1	1/2
5636	W Cube	1		1	1	1	1	1/2
5642	Cube	1	1		1	1	1	1/2
5643	Cube	1	1		1	1	1	1/2
5645	Cube	1	1		1	1	1	1/2
5646	W Cube	1		1	1	1	1	1/2
5652	Cube	1	1		1	1	1	1/2
5653	Cube	1	1		1	1	1	1/2
5655	Cube	1	1		1	1	1	1/2
5656	W Cube	1		1	1	1	1	1/2
5702	Cube	1	1		1	1	1	1/2
5703	Cube	1	1		1	1	1	1/2
5705	Cube	1	1		1	1	1	1/2
5706	W Cube	1		1	1	1	1	1/2
5712	Cube	1	1		1	1	1	1/2
5713	Cube	1	1		1	1	1	1/2
5715	Cube	1	1		1	1	1	1/2
5716	W Cube	1		1	1	1	1	1/2
5722	Cube	1	1		1	1	1	1/2
5723	Cube	1	1		1	1	1	1/2
5725	Cube	1	1		1	1	1	1/2
5726	W Cube	1		1	1	1	1	1/2
5732	Cube	1	1		1	1	1	1/2
5733	Cube	1	1		1	1	1	1/2
5735	Cube	1	1		1	1	1	1/2
5736	W Cube	1		1	1	1	1	1/2
5742	Cube	1	1		1	1	1	1/2
5743	Cube	1	1		1	1	1	1/2
5745	Cube	1	1		1	1	1	1/2
5746	W Cube	1		1	1	1	1	1/2
5752	Cube	1	1		1	1	1	1/2
5753	Cube	1	1		1	1	1	1/2
5755	Cube	1	1		1	1	1	1/2
5756	W Cube	1		1	1	1	1	1/2
5902	Cube	1	1		1	1	1	1/2
5903	Cube	1	1		1	1	1	1/2
5905	Cube	1	1		1	1	1	1/2
5906	W Cube	1		1	1	1	1	1/2

						Cabinet,
		Nameplate,	Desk, Cube	Desk, Cube	Cabinet,	Rolling	Chair, Swivel	Divider with
Location	Type	Numbered	(3 pieces)	(1 piece)	Overhead	(3 Drawers)	(Cloth, 2 Arms)	Whiteboard
5912	Cube	1	1		1	1	1	1/2
5913	Cube	1	1		1	1	1	1/2
5915	Cube	1	1		1	1	1	1/2
5916	W Cube	1		1	1	1	1	1/2
5922	Cube	1	1		1	1	1	1/2
5923	Cube	1	1		1	1	1	1/2
5925	Cube	1	1		1	1	1	1/2
5926	W Cube	1		1	1	1	1	1/2
5932	Cube	1	1		1	1	1	1/2
5933	Cube	1	1		1	1	1	1/2
5935	Cube	1	1		1	1	1	1/2
5936	W Cube	1		1	1	1	1	1/2
5942	Cube	1	1		1	1	1	1/2
5943	Cube	1	1		1	1	1	1/2
5945	Cube	1	1		1	1	1	1/2
5946	W Cube	1		1	1	1	1	1/2
5952	Cube	1	1		1	1	1	1/2
5953	Cube	1	1		1	1	1	1/2
5955	Cube	1	1		1	1	1	1/2
5956	W Cube	1		1	1	1	1	1/2
Ghost	Cube	18	18		18	18	18	9
Ghost	W	6		6	6	6	6	3
Total		100	78	22	100	100	100	50
Non-Standard Cubes

					Cabinet,	Cabinet,	Cabinet,	Chair, Swivel
		Nameplate,	Desk, Cube	Desk, Cube	Overhead	Rolling	Rolling	(Cloth, 2	Divider with
Location	Type	Numbered	(2 pieces)	(3 pieces)	(3 sizes)	(2 Drawers)	(3 Drawers)	Arms)	Whiteboard
Enclosed Area			2	11	26	16	10	13
TOTAL		0	2	11	26	16	10	13	0
Other Areas

				Cabinet, Metal,	Cabinet, Metal,	Cabinet, Metal,	Table,	Chair (Cloth,
		Chair, Swivel		Horizontal	Horizontal	Vertical	Conference,	Green, w/Arm
Location	Type	(Leather, 2 Arms)	Blinds, Vertical	(3 Drawer)	(2 Drawer)	(2 Door)	Curved	Table)	Refrigerator	Kit, First Aid
5054	Conf	12	3				6	3
5822	Conf
5322	Conf
Q1	SW			9	0	2
Q2	NW			10	2	2
Q3	NE			22	2	5
Q4	SE
Q Total	All			41	4	9
Fin	Fin
Kitchen	N								1	1
Kitchen	S								1	1
5615	Lab
TOTAL		12	3	82	8	18	6	3	2	2

Offices

						,	Chair, Swivel	Chair, Swivel
		Nameplate,		Desk,	Cabinet,	Cabinet,	(Leather, 2	(Cloth 2			Blinds,
Location	Type	Numbered	Desk, Office	Extension	Desktop	Upright	Arms)	Arms)	Whiteboard	Wastebasket	Vertical
5072	Office	1	1	1	1	1	1	2	1	1	2
5015A	Office	1	1	1	1	1	1	2	1	1	0
5115A	Office	1	1	1	1	1	1	2	1	1	0
5215A	Office	0	1	1	1	1	1	2	1	1	0
5315A	Office	0	1	1	1	1	1	2	1	1	0
5415A	Office	0	1	1	1	1	1	2	1	1	0
5515A	Office	0	1	1	1	1	1	2	1	1	0
5A13	Office	1	1	1	1	1	1	2	1	1	2
5A15	Office	1	1	1	1	1	1	2	1	1	2
5A17	Office	1	1	1	1	1	1	2	1	1	2
5C19	Office	1	1	1	1	1	1	2	1	1	2
5D10	Office	1	1	1	1	1	1	2	1	1	2
5G01	Office	1	1	1	1	1	1	2	1	1	0
5G04	Office	1	1	1	1	1	1	2	1	1	0
5K18	Office	1	1	1	1	1	1	2	1	1	4
5K21	Office*	1	1	1	1	1	1	2	1	1	3
	*desk configuration different; reconfigured from extra pieces
5K22	Office	1	1	1	1	1	1	2	1	1	2
TOTAL		13	17	17	16	17	17	34	17	17	21

EXHIBIT E
SPECIALTY EQUIPMENT LIST
[Attached]

Exhibit E
Data Center

Description	Manufacturer	Model Number	Serial Number	Quantity
Air Conditioning Unit (15 ton)	Liebert	DH192G-AAEI	441473-001	1
Air Conditioning Unit (15 ton)	Liebert	DH192G-AAEI	441473-002	1
Air Conditioning Unit (15 ton)	Liebert	DH192G-AAEI	441473-003	1
Air Conditioning Unit (15 ton)	Liebert	DH192G-AAEI	441473-004	1
Dry Cooler (roof mounted)	Liebert	DNT620A	0318C63032	1
Dry Cooler (roof mounted)	Liebert	DNT620A	0318C63043	1
Pump Enclosure (roof mounted) (includes two 10 HP pumps)	Liebert	RP020GY02S0758	NA	1
Transformer (3 Phase)	Cutler-Hammer	V48M28T15B	J03D05358	1
Power Distribution Unit (75 KVA)	Power Distribution, Inc	PP13-4-075-G-641	110-1222	1
Uninterruptible Power Supply (130 KVA) (includes two sealed battery units)	Liebert	NPOWER 100-130	37SA130A0A6S093	1
Pre-action Sprinkler System	Victualic	NA	NA	1
Fire Alarm Control Panel	Gamewell	NA	NA	1
Environmental Alarm Panel	General Electric	NA	NA	1